UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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ARRIS International plc

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ARRIS INTERNATIONAL PLC
(a public limited company having its registered office at 710 Wharfedale Road, Winnersh, Wokingham, Berkshire, England, RG41 5TP and incorporated in England and Wales with company number 9551763)
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 11, 2016
To the Shareholders of ARRIS International plc:
NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Annual Meeting”) of ARRIS International plc will be held at the Company’s corporate headquarters, located at 3871 Lakefield Drive, Suwanee, Georgia 30024, on Wednesday, May 11, 2016, at 10:00 a.m. local time, to consider and, if thought fit, pass the following proposals:
1.
To elect, by separate ordinary resolutions, the nine directors named in the accompanying Proxy Statement to serve until the 2017 Annual General Meeting of Shareholders.

2.
To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016.

3.
To appoint Ernst & Young LLP as our U.K. statutory auditors under the U.K. Companies Act 2006 (to hold office from the conclusion of the meeting until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company).

4.
To authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration.

5.
To approve the 2016 Stock Incentive Plan.

6.
To cast a non-binding advisory vote to approve the compensation of our named executive officers.

7.
To cast a non-binding advisory vote to approve the reports of the auditors and the directors and the U.K. statutory accounts for the year ended December 31, 2015 (in accordance with legal requirements applicable to U.K. companies).

8.
To amend the Articles of Association to provide for record dates for meetings of shareholders customary for NASDAQ listed companies.

In accordance with our Articles of Association, all proposals will be taken on a poll. Voting on a poll means the each share represented in person or by proxy will be counted in the vote. As soon as practicable after the Annual Meeting, the results of the voting at the Annual Meeting and the number of proxy votes cast for and against and the number of votes actively withheld in respect of each resolution will be made available online at ir.arris.com. Proposals 1 through 7 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Proposals 1 through 7 will be approved if a simple majority of the voting rights represented in person or by proxy at the meeting are cast in favor thereof. Proposal 8 will be proposed as a special resolution, which means, assuming a quorum is present, Proposal 8 will be approved if 75% of the voting rights represented in person or by proxy at the meeting are cast in favor thereof.
With respect to the non-binding, advisory votes on Proposals 6 and 7, regarding the compensation of our named executive officers and the U.K. statutory accounts, the result of the vote will not require the Board of Directors or any committee thereof to take any action. However, our Board of Directors values the opinions of our shareholders as expressed through their advisory votes on such non-binding resolutions and other communications. Accordingly, the Board of Directors will carefully consider the outcome of the advisory votes on Proposals 6 and 7.
These matters are more fully described (and the full text of each proposal is set out) in the Proxy Statement accompanying this notice, which shall be deemed to form part of this notice. Our Board of Directors considers that all the Proposals being put to the meeting are in the best interests of the Company and its shareholders as a whole. Our Board of Directors unanimously recommends that you vote “FOR” each Proposal.

As a shareholder of the Company, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented. A broker or other nominee will NOT be able to vote your shares with respect to Proposals 1, 5, 6 and 8 if you have not provided directions to your broker or other nominee. We strongly encourage you to submit your voting instruction card and exercise your right to vote as a shareholder. Therefore, we urge you to promptly vote and submit your proxy by Internet, by telephone or by signing, dating, and returning the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you previously have submitted your proxy.
The Board of Directors fixed the close of business on March 14, 2016, as the record date for the determination of beneficial owners entitled to notice of, and to vote at, the meeting and any adjournment(s) thereof. A complete list of the shareholders entitled to vote at the meeting will be open for examination at the Company’s corporate headquarters by any shareholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting and at the meeting.
A copy of our 2015 Annual Report is enclosed. Additional copies of these materials may be obtained without charge by writing the Secretary of ARRIS International plc, 3871 Lakefield Drive, Suwanee, Georgia 30024.
BY ORDER OF THE BOARD OF DIRECTORS
Patrick Macken, Senior Vice President, General Counsel and Secretary
Suwanee, Georgia
[•], 2016
NOTICE OF INTERNET AVAILABILITY OF PROXY STATEMENT
Important Notice Regarding Internet Availability of Proxy Statement for the Annual General Meeting of Shareholders to be Held on May 11, 2016.
The Proxy Statement for the Company’s Annual General Meeting of Shareholders, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Proxy Statement, are available over the Internet at www.arris.com/proxy.

Page
Summary	1
About the Meeting	4
Security Ownership of Management and Directors	6
Security Ownership of Principal Shareholders	6
Proposal 1 — Election of Directors	7
Board and Committee Matters	15
Proposal 2 — Ratification of Appointment of Ernst & Young LLP as the Independent Registered Accounting Firm	21
Proposal 3 — Appointment of Ernst & Young LLP as U.K. Statutory Auditors	21
Proposal 4 — Authorization of the Audit Committee to determine U.K. Statutory Auditors Compensation	21
Report of the Audit Committee	23
Proposal 5 — Approval of ARRIS International plc 2016 Stock Incentive Plan	24
Executive Compensation	30
Compensation Discussion and Analysis	31
Report of the Compensation Committee	51
Proposal 6 — Approval, on a Non-Binding Advisory Basis, of Executive Compensation	52
Proposal 7 — Approval, on a Non-Binding Advisory Basis, of the Reports of the Auditors and the Directors and the U.K. Statutory Accounts for the Year Ended December 31, 2015	53
Proposal 8 — Amendment of the Articles of Association	53
Section 16(a) Beneficial Ownership Reporting Compliance	54
Certain Relationships and Related Party Transactions	54
Shareholder Proposals	54
Shareholder Audit Concerns	55
Conclusion	55
Annex A — ARRIS International plc 2016 Stock Incentive Plan
i

SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. Since this summary does not contain all of that information, you are encouraged to read the entire Proxy Statement before voting. As used in this Proxy Statement, the terms “we,” “us,” “our,” “ARRIS” and the “Company” refer to ARRIS International plc.
Annual General Meeting of Shareholders (the “Annual Meeting”)
Time and Date:	10:00 a.m., local time, on Wednesday, May 11, 2016
Place:	ARRIS International plc, 3871 Lakefield Drive, Suwanee, Georgia 30024
Record Date:	March 14, 2016
Voting:	Each holder of ordinary shares is entitled to one vote per share.
2015 Business Highlights
ARRIS is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world.
2015 business achievements included the following:
•
Announced the acquisition of Pace plc, which closed in January 2016.

•
Formed a new venture with Charter Communications acquiring ActiveVideo Networks, in April 2015.

•
Continued international expansion, most notably with new business with NBN in Australia and Liberty Global in Europe.

•
Leading market position in several key product areas, including CMTS, video and broadband gateways.

•
Amended our credit agreement in June 2015 providing for improved terms and conditions and the necessary funding for the cash component of the Pace acquisition.

Voting Recommendations
Proposal	Board Vote Recommendation
Election of Directors	FOR EACH NOMINEE
Ratify Ernst & Young LLP as Independent Auditor	FOR
Appoint Ernst & Young LLP as U.K. Statutory Auditor	FOR
Authorize the U.K. Statutory Auditors’ Remuneration	FOR
Approve the ARRIS International plc 2016 Stock Incentive Plan	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR
Advisory Vote to Approve the U.K. Statutory Accounts	FOR
Special Vote to Amend the Articles of Association	FOR

Director Nominees
The following table provides summary information about each nominee. Directors are elected annually by an ordinary resolution. Each ARRIS director shall hold office until his or her successor is elected or until he or she resigns or is removed. As discussed below under Proposal 1, Harry L. Bosco, after 14 years of dedicated service as a director of the Company, including service as our Lead Independent Director since 2012, will not stand for election at the Annual Meeting.
Name	Age	Director Since	Brief Biography	Independent	Committee Membership
					AC	CC	GC
Alex B. Best	75	2003	Former Executive Vice President, Cox Communications, Inc.	X		X	X
J. Timothy Bryan	55	2015	CEO, National Rural Telecommunications Cooperative	X	X
James A. Chiddix	70	2009	Former Chairman and CEO, OpenTV Corporation	X			C
Andrew T. Heller	60	2011	Former Vice Chairman, Turner Broadcasting System, Inc.; Board member of Starz	X			X
Dr. Jeong Kim	55	2014	Former President, Bell Labs	X		X	X
Robert J. Stanzione	68	1998	Chairman & CEO, ARRIS International plc
Doreen A. Toben	66	2013	Former Executive Vice President, Verizon Communications, Inc.	X	C
Debora J. Wilson	58	2011	Former President & CEO, The Weather Channel Inc.	X		C
David A. Woodle	60	2007	Chairman & CEO, Nano Horizons, Inc.	X	X
AC Audit Committee			GC Nominating and Corporate Governance Committee
CC Compensation Committee			C Chair
			X Member

Key Executive Compensation Practices
Compensation Best Practices that We Follow
☑
Pay for Performance —
•
Approximately 85% of CEO’s target compensation is performance based, share-linked, or both, and approximately 65% of compensation is deferred over three or four years and is market-based

•
All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0 to 200% payout relative to target), and performance-based equity awards are tied to total shareholder return over a three-year period

☑	Conservative Employment Agreements — Maximum termination payout is two years, except for our Chief Executive Officer, for whom it is three years
☑	Stock Ownership Requirements — Meaningful stock ownership guidelines: 6x for the CEO, 2x to 3x for the remaining executive officers and 3x for the directors
☑	Minimal Perquisites — We provide only minimal perquisites to our executive officers
☑	Clawback Policy — We have a robust and long-standing claw-back policy
☑	Mitigate Undue Risk — We utilize defined maximum payouts for performance-based payouts in order to prevent out-sized payouts
☑
Independent Compensation Consulting Firm — The Compensation Committee has previously engaged, and has engaged again for 2016, an independent compensation consulting firm that provides no other services to the Company

☑	Annual Advisory Votes — We hold an annual advisory vote on the compensation paid to our named executive officers
Compensation Practices that We do not Follow
☒	No guaranteed bonuses for our executive officers
☒	No discounted stock awards, reloads or repricing without shareholder approval
☒	No hedging or pledging of shares permitted for our executive officers and directors
☒	No broad share recycling under our stock incentive plans

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF ARRIS INTERNATIONAL PLC
To Be Held May 11, 2016
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARRIS International plc, a company organized under the laws of England and Wales, in connection with the Annual General Meeting of Shareholders of the Company to be held on May 11, 2016 at 10:00 a.m. local time at the Company’s corporate headquarters, and any adjournment(s) thereof. The Company’s corporate headquarters are located at 3871 Lakefield Drive, Suwanee, Georgia 30024 (telephone 678-473-2000). This Proxy Statement and form of proxy are first being mailed to shareholders on or about April [•], 2016.
This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from shareholders personally or by telephone, e-mail or letter. No additional compensation will be paid to those individuals for any such services. The costs of this solicitation will be borne by the Company. The Company will request brokerage houses, nominees and other custodians to forward this Proxy Statement to their customers and will reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC to assist in the solicitation for a fee of approximately $8,000 plus expenses.
ABOUT THE MEETING
In accordance with our Articles of Association, all Proposals will be taken on a poll. Voting on a poll means the each share represented in person or by proxy will be counted in the vote. Ordinary shares of the Company represented by proxies, which are properly executed and returned to the Company (and which are not effectively revoked), will be voted at the meeting in accordance with the shareholders’ instructions contained therein. In the absence of contrary instructions, except as discussed below, shares represented by such proxies will be voted FOR each proposal.
Each shareholder has the power to revoke his or her proxy at any time before it is voted by (1) delivering to the Company, prior to or at the meeting, written notice of revocation or a later dated proxy, or (2) attending the meeting and voting his or her shares in person.
In accordance with the provisions of the U.K. Companies Act 2006 (the “Companies Act”) and in accordance with our Articles of Association, a shareholder of record who is entitled to attend and vote at the Annual Meeting may appoint another person(s) (who need not be a shareholder of the Company) to exercise all or any of his rights to attend, speak and vote at the Annual Meeting. A member can appoint more than one proxy in relation to the meeting, provided that each proxy is appointed to exercise the rights attaching to different shares held by him.
A proxy form which may be used to make this appointment and give proxy instructions accompanies this Proxy Statement. Details of how to appoint a proxy are set out in the notes to the proxy form.
If you are a shareholder of record, you may appoint a proxy to vote on your behalf using any of the following methods:
(i)
by telephone, using the toll-free telephone number shown on the proxy card;

(ii)
via the internet, as instructed on the proxy card;

(iii)
by completing and signing the proxy card, and returning it in the prepaid envelope provided,

and in each case the appointment of proxy must be received by the Company by not less than 48 hours before the time of the Annual Meeting.
If you are a beneficial owner (i.e. you hold your shares in “street name”), you should follow the voting directions provided by your broker, bank or other nominee.

The Board of Directors fixed the close of business on March 14, 2016, as the record date for the determination of beneficial owners entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. As of that date, 188,800,483 ordinary shares were outstanding. Each holder of ordinary shares is entitled to one vote per share.
A quorum, which is the presence of persons entitled to vote upon the business to be transacted in respect of a majority in nominal value of the issued shares of the class in question (excluding any shares of that class held as treasury shares), present in person or by proxy for a member or a duly authorized representative of a corporation which is a member, must be present in order to hold the meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit a properly executed proxy. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.
An “abstention” is the voluntary act of not voting by a shareholder who is present at a meeting in person or by proxy and entitled to vote. “Broker non-votes” occur when shares held by a brokerage firm or other nominee (for the benefit of its client) are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. If you are a beneficial owner whose shares are held in street name and you do not submit voting instructions to your broker or other nominee, your broker or other nominee may generally vote your shares in its discretion on routine matters. We believe that Proposals 2 (ratification of Ernst & Young LLP (“Ernst and Young”) as our independent auditor), 3 (appointment of Ernst & Young as U.K. statutory auditor), 4 (authorization to determine U.K. statutory auditor’s compensation) and 7 (approval of U.K. statutory accounts) are routine and may be voted on by your broker if you do not submit voting instructions. However, pursuant to applicable stock exchange rules, brokers and nominees do not have the discretion to vote their clients’ shares on non-routine matters, unless the broker receives voting instructions from the beneficial owner. Proposals 1 (election of directors), 5 (approval of ARRIS International plc 2016 Stock Incentive Plan), 6 (advisory vote to approve compensation of named executive officers) and 8 (approval of Articles of Association) are considered non-routine matters. Consequently, if your shares are held in street name, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on Proposals 1, 5, 6 and 8. Broker non-votes will not be counted as votes cast for or against any proposal and accordingly will not affect the outcome with respect to any matter to be voted on at the Annual Meeting.
If a quorum is present, the votes required to approve the various matters presented to shareholders at the meeting shall be as follows:
•
Proposals 1 through 7 will be proposed as ordinary resolutions, which means, assuming a quorum is present, each of Proposals 1 through 7 will be approved if a simple majority of the voting rights represented in person or by proxy at the meeting are cast in favor thereof.

•
Proposal 8 will be proposed as a special resolution, which means, assuming a quorum is present, Proposal 8 will be approved if 75% of the voting rights represented in person or by proxy at the meeting are cast in favor thereof.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table sets forth, as of March 14, 2016, certain information with respect to the ordinary shares of the Company that may be deemed beneficially owned by each director or nominee for director of the Company, the named executive officers set forth in the Summary Compensation Table and by all directors, executive officers and nominees as a group.
Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage of class if >1%
Alex B. Best	78,900	*
Harry L. Bosco(3)	79,200	*
Tim Bryan	4,500	*
James A. Chiddix	42,800	*
Andrew T. Heller	20,900	*
Jeong H. Kim	14,200	*
Lawrence A. Margolis	517,125	*
Bruce McClelland	168,404	*
David B. Potts	72,498	*
Lawrence Robinson	65,253	*
Robert J. Stanzione	957,875	*
Doreen A. Toben	9,400	*
Debora J. Wilson	45,600	*
David A. Woodle	67,751	*
All directors, nominees and executive officers as a group including the above named persons (20 persons)	2,273,657	1.20%
*
Percentage of shares beneficially owned does not exceed one percent of the class.

(1)
Each person has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)
Includes any ordinary shares that may be acquired within 60 days of March 14, 2016.

(3)
Mr. Bosco will not stand for election at the Annual Meeting.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
The following table sets forth information as of March 14, 2016, with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of our outstanding ordinary shares. Unless otherwise indicated, the beneficial owner has sole voting and investment power and the information below is based upon Securities and Exchange Commission (“SEC”) filings by the person.
Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Maverick Capital, Ltd.(1)	11,642,994	5.96%
BlackRock, Inc.(2)	11,164,062	5.72%
The Vanguard Group, Inc.(3)	10,912,021	5.59%
(1)
According to the most recent joint Schedule 13G filed with the SEC on February 16, 2016 by Maverick Capital, Ltd., Maverick Capital Management, LLC, Lee S. Ainslie III, and Andrew H. Warford. The address for Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, TX 75201. The address for Mr. Ainslie and Mr. Warford is 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(2)
According to the most recent Schedule 13G filed with the SEC on January 25, 2016, BlackRock, Inc. has sole voting power with respect to 10,598,521 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
According to the most recent Schedule 13G filed with the SEC on February 10, 2016, Vanguard Group, Inc. has sole voting power with respect to 106,440 shares, shared voting power with respect to 7,100 shares, sole dispositive power with respect to 10,806,381 shares, and shared dispositive power with respect to 105,640 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

PROPOSAL 1
ELECTION OF DIRECTORS
Each of the Board nominees is an incumbent director and has been nominated by our Board for election at the Annual Meeting. Biographies of each of the directors seeking election can be found below in the description of this Proposal 1. As described under Board and Committee Matters — Director Independence, the Board has considered whether each of the non-executive directors is free from any relationship that could materially interfere with the exercise of his or her independent judgement and has determined that each non-executive director continues to be independent.
Harry L. Bosco, after 14 years of dedicated service as a director, including service as our Lead Independent Director since 2012, will not stand for election at the Annual Meeting. Throughout his tenure, Mr. Bosco has provided significant financial expertise, strategic guidance and leadership for the Company. His dedicated service and contributions to the Board and the Company will be missed. The Board will select a new independent lead director following the Annual Meeting.
A nominee seeking election will be elected if a simple majority of the voting rights represented in person or by proxy at the Annual Meeting are cast in favor of the resolution to elect the director nominee. In determining the number of voting rights represented in person or by proxy at the Annual Meeting, shares that abstain from voting or are not voted will not be treated as votes cast. Each director nominee will be considered separately. You may cast your vote for or against each nominee or abstain from voting your shares in connection with one or more of the nominees.
The Board recommends that shareholders vote FOR each of the ordinary resolutions to elect each of the nominees standing for election as director. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR each nominee.

NOMINEES TO SERVE FOR A ONE-YEAR TERM EXPIRING IN 2016
Name:	Alex B. Best
Age:	75
Director since:	2003
ARRIS Board Committees:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Prior to his retirement in 2000, Mr. Best was the Executive Vice President of Cox Communications, Inc. From 1986 through 1999, he served as the Vice President of Engineering of Cox. Since 2000, Mr. Best has continued to consult for Cox on a part-time basis. From 1966 through 1986, Mr. Best worked for Scientific-Atlanta and was involved in nearly every aspect of its cable television product development and business applications. Mr. Best served as Chairman of the National Cable Television Association’s Engineering Advisory Committee from 1995 until 2000.

Other directorships:	Deep Fiber Solutions.
Director skills and qualifications:
Mr. Best brings to the Board industry-specific engineering and technology experience derived from an extensive engineering and executive career, both on the behalf of major equipment suppliers (Scientific Atlanta, now part of Cisco Incorporated) and a major system operator (Cox Communications, Inc.). Mr. Best is a member of the Cable Center’s Cable Hall of Fame.

Name:	J. Timothy Bryan
Age:	55
Director since:	2015
ARRIS Board Committees:	Audit Committee (Audit Committee Financial Expert)
Principal occupation and recent business experience:
Since 2011, Mr. Bryan has served as the Chief Executive Officer of the National Rural Telecommunications Cooperative (NRTC), an organization focused on providing commercial technology solutions to the nation’s rural electric and telephone cooperatives and companies. Prior to NRTC, Mr. Bryan served as an outside advisor to IMAX Corporation, an entertainment technology company (January 2011 – May 2011), DBSD (formerly ICO North America) (September 2010 – February 2011), NRTC (March 2010 – September 2010) and O3b Networks (April 2009 – November 2009). Mr. Bryan previously served, from September 2005 to February 2009, as the Chief Executive Officer of ICO Global Communications, a next generation satellite and terrestrial wireless company, the domestic portion of which was subsequently sold to DISH Networks in 2011. Mr. Bryan resigned prior to ICO North America, a subsidiary of ICO, filing for bankruptcy protection in May 2009. Prior to ICO, Mr. Bryan served as the Chief Financial Officer of Eagle River Holdings and served on the Boards of Directors of Nextel Communications and Clearwire Communications. Mr. Bryan also served as the President of United Pan Europe Communications, now Liberty Global, which was the largest private cable/telecom provider in Europe, and as Chief Financial Officer of UnitedGlobalCom, also now part of Liberty Global. Mr. Bryan previously served as the Vice President/Finance and Treasurer of Jones Financial Group and Jones Intercable (now part of Comcast) and began his career in banking, including as the Vice President and Manager of the Communications Division at NationsBank Corporation (now Bank of America). In 2012 Mr. Bryan was appointed by the United States Secretary of Commerce to the Board of Directors of FirstNet, an independent authority charged with constructing and operating a nationwide wireless network for first responders, and served on the Board of FirstNet, including as the Chair of the Finance Committee.

Other directorships:	—
Director skills and qualifications:
Mr. Bryan brings to the Board significant experience in the telecommunications, satellite and cable industries. This includes broad financial experience including prior service as CFO and treasurer, as well as prior service as audit committee chairperson for several public companies.

Name:	James A. Chiddix
Age:	70
Director since:	2009
ARRIS Board Committees:	Nominating and Corporate Governance Committee (Chairperson)
Principal occupation and recent business experience:
Mr. Chiddix has over 40 years of experience in the cable industry. Prior to his retirement in 2007, Mr. Chiddix was the Chairman and Chief Executive Officer of OpenTV Corporation. From 2007 to 2009, he served as the Vice-Chairman of the Board of OpenTV. Prior to 2004, his previous roles included President at MystroTV (a division of Time Warner), Chief Technology Officer and Senior Vice President, Engineering and Technology at Time Warner Cable, Senior Vice President, Engineering at Oceanic Cable, and General Manager at Waianae Cablevision.

Other directorships:	Magnum Semiconductor, Virgin Media, Inc., Symmetricom Inc. (acquired by Microsemi Corporation) and Dycom Industries, Inc.
Director skills and qualifications:
Mr. Chiddix has spent a career of over 40 years in the cable industry, including senior roles at both major service providers and equipment suppliers. Mr. Chiddix brings rich industry specific technology and product experience, including video experience, to the Board from both an operator and supplier point of view derived from having served as Chief Technology Officer of Time Warner Cable, currently the second largest Multiple System Operator in the United States, and as Chief Executive Officer of OpenTV, a middle-ware supplier to the cable industry.

Name:	Andrew T. Heller
Age:	60
Director since:	2011
ARRIS Board Committee:	Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Mr. Heller was a consultant for MacAndrews & Forbes Holdings Inc., a privately owned investment company until 2014. Mr. Heller was Vice Chairman of Turner Broadcasting System, Inc. based in Atlanta, GA until his retirement in 2013. He also served until such time as senior adviser to TBS, Inc. Chairman and CEO Phil Kent on a host of business and corporate strategy-setting issues. Mr. Heller joined TBS in 1998. Most recently, he was president of domestic distribution, running the division responsible for the distribution of 10 domestic networks to the cable, satellite and telco industries, and was also responsible for Turner Private Networks. Previously, he was assistant general counsel of Time Warner Cable. Earlier, Mr. Heller served as associate counsel and senior counsel, litigation, for HBO.

Other directorships:
Mr. Heller is a member of the Board of Directors of Starz. Prior to his retirement on April 1, 2013, he was Chair of CTAM (Cable and Telecommunication Association for Marketing) Educational Foundation Board and was a member of the CTAM and Cable Center boards of directors. He is a member of the Advisory Board of the S.I. Newhouse School of Public Communications.

Director skills and qualifications:	Mr. Heller brings to the board experience and leadership in the evolution of video services to devices everywhere, as well as extensive program content distribution experience.

Name:	Dr. Jeong Kim
Age:	55
Director since:	2014
ARRIS Board Committee:	Compensation Committee and Nominating and Corporate Governance Committee
Principal occupation and recent business experience:
Dr. Kim is Executive Chairman of Kiswe Mobile Inc., a company focused on development of interactive mobile applications for sports. Dr. Kim was formerly President of Bell Labs and Chief Strategy Officer of Alcatel-Lucent. He also served as Chief Operating Officer and later President of the Optical Networking Group of Lucent Technologies. Dr. Kim also served as Professor of Electrical and Computer Engineering at the University of Maryland. Dr. Kim was the founder and CEO of Yurie Systems, Inc., a global leader in data networking access technology which he took public and ultimately sold to Lucent Technologies in 1998.

Other directorships:	Schneider Electric, S.A. (France) and The Nuclear Threat Initiative.
Director skills and qualifications:	Dr. Kim provides the Board with significant experience and leadership in the telecommunications industry from a technology, engineering and strategy point of view.
Name:	Robert J. Stanzione
Age:	68
Director since:	1998
Principal occupation and recent business experience:
Mr. Stanzione has been Chief Executive Officer of the Company since 2000. From 1998 through 1999, Mr. Stanzione was President and Chief Operating Officer of the Company. Mr. Stanzione has been Chairman of the Board of Directors since 2003. From 1995 to 1997, he was President and Chief Executive Officer of Arris Interactive L.L.C. From 1969 to 1995, he held various positions with AT&T Corporation.

Other directorships:	National Cable & Telecommunications Association (NCTA).
Director skills and qualifications:	As our Chief Executive Officer since 2000, Mr. Stanzione provides valuable insight into our industry and company.

Name:	Doreen A. Toben
Age:	66
Director since:	2013
ARRIS Board Committees:	Audit Committee (Chairperson and Audit Committee Financial Expert)
Principal occupation and recent business experience:
Prior to her retirement in 2009, Ms. Toben was the Executive Vice President of Verizon Communications, Inc. Ms. Toben also served as Verizon’s Chief Financial Officer and was responsible for its finance and strategic planning efforts. Ms. Toben began her career at AT&T Corp. and over the years held various positions of increasing responsibility primarily in treasury, strategic planning and finance both there and, beginning in 1984, at Bell Atlantic Inc. Her later positions at Bell Atlantic included Vice President and Chief Financial Officer, Bell Atlantic-New Jersey in 1993; Vice President, Finance and Controller in 1995; Vice President and Chief Financial Officer Telecom/Network in 1997; and Vice President and Controller in 1999.

Other directorships:	The New York Times Company and Kate Spade & Company.
Director skills and qualifications:
Ms. Toben has over 25 years of experience in the communications industry. Over the years, Ms. Toben held various positions in treasury, strategic planning and finance and brings a wealth of financial expertise to the Board.

Name:	Debora J. Wilson
Age:	58
Director since:	2011
ARRIS Board Committees:	Compensation Committee (Chairperson)
Principal occupation and recent business experience:
Ms. Wilson is the former President and Chief Executive Officer (2004 through 2009) of The Weather Channel Inc., a leading multi-platform media organization. Prior to becoming the President and Chief Executive Officer of The Weather Channel, Ms. Wilson held other positions including Executive Vice President and Chief Operating Officer from 1994 to 2004. From 1979 through 1994, Ms. Wilson worked for Bell Atlantic (now Verizon) and held management positions in network operations and new product development.

Other directorships:	Markel Corporation and Internap Corporation.
Director skills and qualifications:
Ms. Wilson brings more than 30 years of business experience in the cable television and telecommunications industries, most recently as Chief Executive Officer of The Weather Channel Inc. In addition to her executive management background in the media industry, Ms. Wilson has extensive sales, marketing and product development experience with new technologies and corporate strategy which provides a useful perspective to the Board from the media and content business point of view.

Name:	David A. Woodle
Age:	60
Director since:	2007
ARRIS Board Committees:	Audit Committee
Principal occupation and recent business experience:
In April 2008, Mr. Woodle became Chairman of the Board and Chief Executive Officer of Nano Horizons Inc., a nanotechnology company that specializes in producing Nano silver particles for anti-microbial applications. Prior to ARRIS’ acquisition of C-COR Incorporated in 2007, Mr. Woodle was C-COR’s Chairman and Chief Executive Officer, positions that he had held since 2000. Prior to joining C-COR, Mr. Woodle was Vice President and General Manager of Raytheon E-Systems/HRB Systems, and led merger transition efforts to successfully position that company in the wireless data telecommunications marketplace.

Director skills and qualifications:
Mr. Woodle brings significant experience in cable industry technology equipment sales and operations to the company including experience as Chairman and CEO of C-COR prior to its acquisition by ARRIS in 2007. Mr. Woodle’s experience includes the planning and execution of strategic merger and acquisition transition efforts at both C-COR and Raytheon E-systems/HRB systems.

Each of the nominees brings a wealth of relevant business experience that qualifies the nominee for service on the Board. The Board of Directors believes that these nominees provide a good cross-section of skills and experience to the Board of Directors and that the shareholders of the Company would be well-served by these nominees.
BOARD AND COMMITTEE MATTERS
Director Independence
For purposes of determining the independence of its directors, the Board of Directors has adopted the definition of independence used in the listing standards of The NASDAQ Stock Market. It also considers the definitions of independence used in the Internal Revenue Code and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and standards set forth by NASDAQ for purposes of determining whether members of the Audit Committee and Compensation Committee are independent. In making determinations, the Board of Directors considers that in the ordinary course of business, transactions may occur between the Company and companies at which some of the directors are or have been outside directors. The Board of Directors determines whether such transactions share any implications to the director’s independence. A copy of the director independence standards is available on the Company’s website at www.arris.com under the caption Investor Relations: Corporate Governance. Based upon these standards, the Board of Directors has determined that all of the directors, other than Robert J. Stanzione, meet the independence requirements for the committees on which they serve and for the Board. Mr. Stanzione, as the Company’s Chief Executive Officer and President, is not considered independent for any purpose.
Compensation of Directors
Cash Fees.   For 2015, the non-employee directors received director fees that consisted of:
•
an annual cash retainer of  $60,000, paid in equal quarterly installments;

•
$1,500 for each committee meeting attended, in person or via teleconference; and

•
$1,250 for each board meeting attended in person or via teleconference.

The Lead Independent Director was paid an additional annual cash retainer of  $20,000. Each member of the Audit Committee was paid an additional annual cash retainer of  $10,000, and the respective Chairpersons of our Board committees were paid the following additional annual cash retainers:
•
Audit Committee: $20,000;

•
Compensation Committee: $15,000; and

•
Nominating and Corporate Governance Committee: $10,000.

Beginning in 2016, the Board expects to eliminate the separate fee payable for meeting attendance.
Share Awards and Minimum Holding Requirement.   Historically, each non-employee director also received annual compensation paid in the form of share units. The share units vested in fourths in sequential calendar quarters. The number of units was determined by dividing the dollar amount of the award by the closing price of the Company’s ordinary shares on the trading day preceding the day of grant rounded to the nearest one hundred units. One-half of the number of share units is converted, on a one-for-one basis, into shares of the Company’s ordinary shares when such director is no longer a member of the Board. The remaining units are converted, on a one-for-one basis, into shares of the Company’s ordinary shares at a date selected by the individual director. In order to reduce the amount of any excise tax that would be payable by the directors on unvested stock units as a result of the Pace acquisition (and for which the Company would make tax equalization payments to the directors), in July 2015, the stock units were replaced with an additional cash payment of  $120,000, which payment is being made in four equally quarterly installments through July 2016. For 2016, the Company intends to return to historical practice, and the directors will receive stock units in lieu of this additional cash payment.

The Company’s Share Ownership Guidelines require directors to own three times their annual cash retainer ($60,000 for 2015) in our stock. For this purpose, share units that have vested but not converted are treated as owned, however, one-half of the shares subject to the vested stock units are required to be held until the director retires from the Board. Directors are given five years to obtain this ownership level initially or if they become non-compliant, for example because of a change in share value. The Compensation Committee reviews compliance with the guidelines annually. As of March 14, 2016, all of the current Board members had already met this guideline or were on track to obtain compliance within the five year time period.
Reimbursements.   Directors are reimbursed for reasonable expenses (including costs of travel, food and lodging) incurred in attending Board, committee, shareholder and other Company meetings. Directors also are reimbursed for reasonable expenses associated with other business activities related to their Board of Directors service, including participation in director education programs, attendance of industry functions and memberships in director organizations.
Liability Insurance.   The Company maintains customary directors’ and officers’ liability insurance. The Company is permitted under its Articles of Association to indemnify its officers and directors under certain circumstances and has entered into a Deed of Indemnity in favor of the directors.
Director Compensation Table.   The following table sets forth information about the compensation paid to the non-employee members of the Board of Directors for the last fiscal year.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total Compensation ($)
Alex B. Best(3)	121,750	—	121,750
Harry L. Bosco(3)(4)	168,250	—	168,250
J. Timothy Bryan(3)	106,969	—	106,969
James A. Chiddix(3)	121,250	—	121,250
Andrew T. Heller(3)	110,000	—	110,000
Dr. Jeong Kim(3)	116,000	—	116,000
Doreen A. Toben(3)	143,888	—	143,888
Debora J. Wilson(3)	129,500	—	129,500
David A. Woodle(3)	136,250	—	136,250
(1)
Mr. Stanzione, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

(2)
As described above, each director was paid an additional cash payment in lieu of stock units in 2015.

(3)
The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each non-employee director.

(4)
Mr. Bosco is not standing for election at the Annual Meeting.

Committees of the Board of Directors
The Board has delegated certain functions to three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees has a written charter that is available on the Company’s website at www.arris.com. The following is a summary of the principal responsibilities and other information regarding each of the committees:
Committee	Principal Responsibilities and Other Information
Audit Committee
•
Assists the Board with the oversight of: the integrity of our financial statements and financial reporting process; compliance with legal and regulatory requirements; the engagement of the independent auditor, and its qualifications, independence and performance; subject to the provisions of the Companies Act, the appointment and performance of the U.K. statutory auditor; and the performance of our internal audit function.

•
The Board of Directors has determined that each of its Audit Committee members is independent and financially literate as defined by the SEC and the current listing standards of The NASDAQ Stock Market.

•
The Board has identified each of Mr. Bryan and Ms. Toben as an “audit committee financial expert,” as defined by the SEC.

Compensation Committee
•
Determines the compensation for our executive officers and non-employee directors, establishes our compensation policies and practices, and reviews annual financial performance under our employee incentive plans.

•
Generally exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and share grants, except as relates to the Chairman and Chief Executive Officer, in which case the entire Board of Directors approves or ratifies all said compensation matters.

Nominating and Corporate Governance Committee
•
Identifies individuals qualified to become directors and recommends candidates to the Board of Directors.

•
Supervises the conduct of director self-evaluation procedures including the performance of an anonymous survey of directors as to the Board’s processes and effectiveness and governance practices in general.

•
Together with the Board, actively reviews succession issues and plans for both management and the Board of Directors.

Committee Composition and Meeting Attendance
The following table shows the current membership of each standing committee and the number of meetings held by each committee during 2015. The Company will determine the composition and chair positions of the respective committees for 2016 following the Annual Meeting.
Director	Audit	Compensation	Nominating and Corporate Governance
Alex B. Best		X	X
Harry L. Bosco(1)	X	X
J. Timothy Bryan	X
James A. Chiddix			Chair
Andrew T. Heller			X
Dr. Jeong Kim		X	X
Robert J. Stanzione
Doreen A. Toben	Chair
Debora J. Wilson		Chair
David A. Woodle	X
Total meetings in 2015	17	8	4
(1)
Mr. Bosco is not standing for reelection at the Annual Meeting.

During 2015, the Board held 12 meetings and each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he or she served while a member thereof.
The Company has not adopted a formal policy on Board members’ attendance at annual meetings of shareholders; however, all directors are encouraged to attend the meetings. All of the Company’s current directors attended the 2015 annual meeting of shareholders held on May 14, 2015.
Identification and Evaluation of Director Nominees
With respect to the Nominating and Corporate Governance Committee’s evaluation of director nominee candidates, the Committee considers each candidate on his or her own merits. In evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include the candidate’s:
•
career experience, particularly experience that is germane to the Company’s business, such as telecommunications products and services, legal, human resources, finance, marketing, and regulatory experience;

•
whether the candidate is an “audit committee financial expert” (as defined by the SEC);

•
experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•
contribution to diversity of the Board of Directors;

•
integrity and reputation;

•
ability to work collegially with others;

•
whether the candidate is independent;

•
other obligations and time commitments and the ability to attend meetings in person; and

•
current membership on the Board — the Board values continuity (but not entrenchment).

The Committee does not assign a particular weight to the individual factors. Similarly, the Committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing Board members, will provide shareholders with a diverse and experienced Board of Directors.
With respect to the identification of nominee candidates, the Board recommends candidates whom they are aware of personally or by reputation. The Committee from time to time also utilizes a recruiting firm to assist in the process.
The Committee welcomes recommendations from shareholders. The Committee evaluates a candidate for director who was recommended by a shareholder in the same manner that the Committee evaluates a candidate recommended by other means. In order to make a recommendation, the Committee asks that a shareholder send the Committee:
•
a resume for the candidate detailing the candidate’s work experience and credentials;

•
written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Policy on Business Ethics and Conduct and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Policy or required a waiver, (4) is, or is not, “independent” as that term is defined in the NASDAQ listing standards (a copy of which are available on our website), and (5) has no plans to change or influence the control of the Company;

•
the name of the recommending shareholder as it appears in the Company’s books, the number of ordinary shares of the Company that are owned by the shareholder and written confirmation that the shareholder consents to the disclosure of his or her name. If the recommending person is not a shareholder of record, he or she should provide proof of share ownership;

•
personal and professional references, including contact information; and

•
any other information relating to the candidate required to be disclosed in a Proxy Statement for election of directors under Regulation 14A of the Exchange Act.

This information should be sent to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, ARRIS International plc, 3871 Lakefield Drive, Suwanee, GA 30024, who will forward it to the chairperson of the Committee. The Committee does not necessarily respond to recommendations. The nomination must be accompanied by the name and address of the nominating shareholder and must state the number of shares held. For potential nominees to be considered at the 2017 annual shareholders’ meeting, the Corporate Secretary must receive this information by [•], 2016.
In addition to the procedures described above for recommending prospective nominees for consideration by the Committee, shareholders may directly nominate directors for consideration at any annual meeting of shareholders.
Lead Independent Director
The Company’s Governance Guidelines provide that at any time the Board of Directors does not have an Independent Chairman, the Board of Directors must have a Lead Independent Director. The Lead Independent Director presides over Executive Sessions of the Board of Directors and other meetings where the Chairman is not present. The Lead Independent Director also approves the agenda for Board meetings and approves the material information sent to the Board. He also is the liaison between the Chairman and the independent directors and may call meetings of the independent directors. Lastly, he is available for consultation and direct communications, if so requested by a major shareholder and has various other communications and administrative responsibilities.
The Company believes that having the Chief Executive Officer serve as Chairman, and having a separate Lead Director, is important because it best reflects the Board’s intent that the Chief Executive Officer function as the Company’s overall leader, while the Lead Director provides independent leadership to the directors and serves as an intermediary between the independent directors and the Chairman. The resulting structure sends a message to our employees, customers and shareholders that we believe in having strong, unifying leadership at the highest levels of management, but that we also value the perspective of our independent directors and their many contributions to our Company. Mr. Bosco has served as the company’s Lead Independent Director since the Company’s 2012 Annual Meeting. Mr. Bosco is not standing for election at the Annual Meeting, and the Board will select a new Lead Independent Director immediately following the Annual Meeting.
Consideration of Risks Facing the Company
On a periodic basis, the Company’s management reviews the primary risks that the Company faces and assesses the adequacy of the means through which the Company manages those risks. Some risks, such as the focus of the Company’s business on the broadband and satellite communications industry and its significant sales to the dominant service providers are intrinsic to its business and are largely unavoidable without a significant change in strategic focus. Others, such as the risk of property damage or business interruption from weather or other causes are managed through maintaining insurance of types and at levels that the Company believes are reasonable given the nature of its assets and business and through the maintenance of backup storage and processing capability offsite. Still others, such as credit risk, currency risk and country risk, are actively managed through policies and oversight designed to minimize the Company’s ultimate exposure to loss. On an annual basis, the Company’s management, reviews with the Board of Directors (and with the Audit Committee with respect to certain financial risks) the risks that it considers the most significant as well as the approaches used to manage or mitigate those risks. In addition, the Board of Directors (and the Audit Committee with respect to financial risks) informally considers risk-related matters on a more frequent basis and also in connection with its consideration of specific transactions and issues. Similarly, on at least an annual basis, the Company’s management, as part of the annual budget process, reviews with the Board of Directors technological developments affecting the industry and the research and development programs that respond to those developments and risks.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is currently or has served as an executive officer or employee of the Company and none of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during the year ended December 31, 2015.
Communication with the Board
Shareholders may communicate with the Board of Directors, including the Lead Independent Director, by sending a letter to the ARRIS International plc Board of Directors, c/o Corporate Secretary, ARRIS International plc, 3871 Lakefield Drive, Suwanee, GA 30024. The Corporate Secretary will submit the correspondence to the Lead Independent Director or to any specific director to whom the correspondence is directed.

PROPOSALS 2, 3 AND 4
AN ORDINARY RESOLUTION TO RATIFY THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016
AN ORDINARY RESOLUTION TO APPOINT ERNST & YOUNG LLP AS OUR U.K. STATUTORY AUDITORS UNDER THE COMPANIES ACT 2006 (TO HOLD OFFICE FROM THE CONCLUSION OF THE MEETING UNTIL THE CONCLUSION OF THE NEXT ANNUAL MEETING OF SHAREHOLDERS AT WHICH ACCOUNTS ARE LAID BEFORE THE COMPANY)
AN ORDINARY RESOLUTION TO AUTHORIZE THE AUDIT COMMITTEE TO DETERMINE OUR U.K. STATUTORY AUDITORS’ REMUNERATION
Our Audit Committee has appointed the accounting firm of Ernst & Young to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Ernst & Young has served as our independent registered public accounting firm since 1993, having been duly appointed by the Board or by the Audit Committee in conformity with then-applicable rules. If shareholders do not ratify this appointment, the appointment will be reconsidered by the Audit Committee and the Audit Committee may consider other independent registered public accounting firms. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our and our shareholders’ best interests.
Our Audit Committee has appointed Ernst & Young to serve as our statutory auditors under the Companies Act. Ernst & Young has served as our statutory auditors since our re-registration as a public limited company in December 2015. The U.K. statutory auditor is responsible for conducting the statutory audit of the Company’s U.K. statutory accounts in accordance with the requirements of the Companies Act. We are asking you to approve their re-appointment.
We are asking our shareholders to authorize the Audit Committee to determine Ernst & Young’s remuneration as statutory auditors in accordance with the Audit Committee’s procedures and applicable law.
One or more representatives of Ernst & Young are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.
Fees
The fees billed by Ernst & Young and its affiliates for the last two fiscal years were as follows, all of which were approved by the Audit Committee:
Audit Fees.   Fees for audit services totaled $7,315,702 and $7,513,415 in 2015 and 2014, respectively, and include fees associated with the annual audits, the Sarbanes-Oxley Section 404 attestation, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings, audit consultations, the audit of our U.K. statutory accounts, audits of certain subsidiary statutory accounts, and attestation services and procedures conducted in connection with consents to incorporate Ernst & Young’s reports into registration statements filed with the SEC for each respective year.
Audit-Related Fees.   Fees for audit-related services totaled $1,010,165 and $189,453 in 2015 and 2014, respectively. Audit-related services include due diligence in connection with acquisitions, consultation on accounting and internal control matters, and audits in connection with employee benefit plans.
Tax Fees.   Fees for tax services, including tax compliance, tax advice and tax planning, totaled $1,526,150 and $950,180 in 2015 and 2014, respectively.
All Other Fees.   Fees for all other services not included above were $0 for 2015 and $0 for 2014.

Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other permissible non-audit services performed by the independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services and fee amounts or ranges within each category. Either the independent registered public accounting firm or the Company’s Chief Financial Officer (or his designee) must submit to the Audit Committee requests for services to be provided by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting.
The Audit Committee requires the Company’s Internal Audit Director to report to the Audit Committee on a periodic basis the results of the Internal Audit Director’s monitoring of the independent registered public accounting firm’s performance of all services to the Company and whether the performance of those services was in compliance with the Audit Committee’s pre-approval policy. Both the Internal Audit Director and management are required to report immediately to the Audit Committee any breaches by the independent registered public accounting firm of the policy.
The Board recommends that shareholders vote FOR the ordinary resolution to ratify the Audit Committee’s appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2016, FOR the ordinary resolution to appoint Ernst & Young as our U.K. statutory auditors under the Companies Act (to hold office until the conclusion of the next Annual General Meeting of Shareholders at which accounts are laid before the Company), and FOR the ordinary resolution to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposals 2, 3 and 4.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young the Company’s independent auditor for 2015, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States of America and on the Company’s internal control over financial reporting.
In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2015 and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Committee has discussed with Ernst & Young the matters that are required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) standards. Ernst & Young has provided to the Audit Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed with Ernst & Young that firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company is compatible with Ernst & Young’s independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2015 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC. In addition, we have appointed Ernst & Young as the Company’s independent registered public accounting firm for calendar year 2016, subject to shareholder ratification.
This report is provided by the following independent directors, who comprise the Audit Committee:
Doreen A. Toben, Chairperson
Harry L. Bosco
J. Timothy Bryan
David A. Woodle
Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Report of the Audit Committee shall not be incorporated by reference into any such filings.

PROPOSAL 5
AN ORDINARY RESOLUTION TO APPROVE THE ARRIS INTERNATIONAL PLC
2016 STOCK INCENTIVE PLAN
The Board of Directors has approved the ARRIS International plc 2016 Stock Incentive Plan (the “Plan”), subject to approval by the shareholders, pursuant to which the Company can compensate its employees and, under the appendix to the Plan, its non-executive directors, using the Company’s ordinary shares (the “Shares”). The following is a summary of the major provisions of the Plan, including a general discussion of the U.S. federal income tax aspects of the Plan to the Company and the recipients of awards subject to U.S. federal income tax. For a complete description, please read the Plan in its entirety, a copy of which is attached to this Proxy Statement as Annex A.
The terms of the Plan are materially similar to the terms of the current 2011 Stock Incentive Plan, as amended (the “2011 Plan”), that was previously approved by shareholders, most recently in 2013. As such, the Plan includes the same “shareholder friendly” provisions previously included in the 2011 Plan. The key features of the Plan include:
•
Independent Plan Administration — The Compensation Committee of the Board of Directors administers the Plan.

•
Plan Limits — Up to 31,215,000 Shares are authorized for issuance under the Plan, including 11,500,000 new Shares not currently subject to the 2011 Plan and the Shares that would otherwise be available for grant under the 2011 Plan. The additional Shares are being added to the Plan in large part to accommodate the addition of a substantial number of employees as a result of the Pace plc acquisition. If the Plan is approved by shareholders, no additional awards will be made under the 2011 Plan.

The Plan has been designed to allow for flexibility in the form of awards; however, full value awards, that is, awards denominated in ordinary shares other than stock options and stock appreciation rights will be counted against the Plan limit as 1.87 Shares for every one Share covered by such an award (thus the Plan only adds an additional approximately 6.1 million Shares as full value awards compared to what remains available under the 2011 Plan).
•
Minimum Vesting and Performance Periods — awards generally are required to have a minimum three-year vesting period.

•
Forms of Awards — awards may be restricted stock, stock units, stock options, stock grants, stock appreciation rights, performance shares and units, and dividend equivalent rights.

•
No Re-pricing — Awards may not be repriced without shareholder approval.

•
No In-the-Money Grants — Awards may not be granted with exercise prices below fair market value as of the date of grant.

•
No Liberal Share Counting — Shares cash cancelled, withheld or otherwise tendered in payment of an exercise price or for taxes, and certain other Shares will not be eligible again for awards.

•
Shareholder Approval of Amendments — All material amendments to the Plan are required to be approved by the shareholders.

Reasons and Purpose for the Plan.   The purpose of the Plan is to facilitate the hiring, retention and continued motivation of key employees, consultants and directors and to align more closely their interests with those of the Company and our shareholders. We believe stock-based compensation remains critical to the recruiting and retention of key personnel and we believe the additional shares available under the Plan are necessary in order to fulfill this need. Moreover, as a result of our acquisition of Pace plc in January 2016, we significantly increased our number of employees thereby increasing our need for Shares under the Plan.
Historical Award Information and Equity Metrics.   All of our key employees and non-executive directors are eligible to receive equity awards under our equity award plans and we have a history of broadly granting equity awards to our key employees and non-executive directors. In addition, as described under Compensation Discussion and Analysis, one of the core tenants of our compensation philosophy for our executive officers is the alignment of the interests of these officers with the interests of our shareholders. The following table provides information regarding the grant of equity awards under our current outstanding equity plans over the past 3 completed years:
Key Equity Metrics	2015	2014	2013
Percentage of Equity Awards Granted to NEOs(1)	17.75%	17.24%	18.24%
Equity Burn Rate(2)	1.87%	2.10%	3.92%
Dilution(3)(4)(5)	8.59%	11.60%	14.44%
Overhang(4)(5)(6)	4.82%	6.05%	6.88%
(1)
Percentage of equity awards granted to individuals who were named executive officers in the relevant year is calculated by dividing the number of shares that were issuable pursuant to equity awards that were granted to the named executive officers during the fiscal year by the number of shares issuable pursuant to all equity awards that were granted during that year. For purposes of the calculation, assumes that Shares subject to performance-based vesting pay out at the maximum amount of 200%.

(2)
Equity burn rate is calculated by dividing the number of shares issuable pursuant to equity awards granted during the fiscal year by the weighted-average number of shares outstanding during the period.

(3)
Dilution is calculated by dividing the sum of  (x) the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year and (y) the number of shares available under the equity plans for future grants, by the number of shares outstanding at the end of the fiscal year.

(4)
Does not reflect 47,695,813 Shares issued on January 4, 2016 in connection with the acquisition of Pace plc to the former shareholders of Pace.

(5)
During the first quarter of 2015, we repurchased a total of 1,759,541 Shares. If we had not repurchased these Shares, our dilution and overhang would have been 8.49% and 4.76%, respectively, for 2015.

(6)
Overhang is calculated by dividing the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

The following table sets forth updated information regarding expected outstanding awards under our current equity incentive plans, including the 2011 Plan, as of March 31, 2016. The Company does not expect to settle any of the outstanding awards in cash.
As of March 31, 2016
Shares Underlying Outstanding Awards:
Full Value Awards(1):
Time-based vesting	4,237,734
Performance-based vesting(2)	819,700
Stock Options	0
Shares Available For Future Awards:
Full Value Awards(1)	5,985,018
Stock Options and Stock Appreciation Rights	11,080,534
Total Number of Shares Outstanding	189,914,608
(1)
Full value awards count as 1.87 shares issued under the 2011 Plan.

(2)
Assumes maximum vesting of awards at 200%.

For additional information on the number of equity awards granted to our named executive officers in 2015, see the Grants of Plan-Based Awards 2015 table. For additional information on the outstanding equity awards held by our named executive officers as of December 31, 2015, see the Outstanding Equity Awards at 2015 Fiscal Year-End table.
The last reported sales price of our Shares on [•], 2016 was $[•] per Share.
Equity Compensation Plan Information.   The following table sets forth information concerning our ordinary shares that may be issued under all equity compensation plans as of December 31, 2015:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in 1st Column)(2)
Equity compensation plans approved by security holders	7,109,179	—	12,768,393
Equity compensation plans not approved by security holders	—	—	—
Total	7,109,179	—	12,768,393
(1)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights consists of, upon vesting, restricted shares of 7,109,179.

(2)
Represents securities available for future issuance under current plans. 10,399,122 stock options or 5,561,028 restricted shares are available for issuance under the 2011 Plan. The 2011 Plan has been designed to allow for flexibility in the form of awards; awards denominated in ordinary shares other than stock options and stock appreciation rights will be counted against the 2011 Plan limit as 1.87 Shares for every one Share covered by such an award. 2,240,351 Shares are available for issuance under the 2001 Employee Stock Purchase Plan, which is in compliance with Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). 125,325 shares are available for issuance under the BigBand Networks, Inc. 2007 Equity Incentive Plan.

Administration and Amendment.   The Plan is administered by the Compensation Committee of the Board of Directors or such other Board Compensation Committee consisting solely of independent directors as the Board may designate, or by the Board itself  (for purposes of this proposal, the “Compensation Committee”). The Compensation Committee may, from time to time, suspend, terminate, revise or amend the Plan or the terms of any award except that, without the approval of shareholders, no such revision or amendment may change the number of Shares covered by or specified in the Plan, change the restrictions described below, or expand those eligible to receive awards under the Plan. Further, as noted above, any material amendments to the Plan, including without limitation, amendments to add additional Shares to the Plan, must be approved by shareholders.
Participation.   All key employees, directors, or active consultants of the Company and its subsidiaries are eligible to receive grants under the Plan. As of December 31, 2015, there were approximately 3,410 holders of awards under the 2011 Plan. The determination of the persons within these categories, which encompass all officers, including those named in the Summary Compensation Table, to receive grants and the terms and the form and level of grants will be made by the Compensation Committee.
Limitations.   The exercise price of any option or stock appreciation right cannot be less than the fair market value of the corresponding number of Shares as of the grant date (or contingent grant date if shares are issued subject to shareholder approval of an amendment to the Plan), provided that the options or stock appreciation rights replacing options or rights not granted by the Company or its predecessors — e.g., as part of an acquisition — may have exercise prices that, in the judgment of the Compensation Committee, result in options or rights comparable in value to those being replaced. No person may be granted, in any period of two consecutive calendar years, awards under the Plan covering more than 1,600,000 Shares. No person may be granted, in any calendar year, awards under the Plan denominated in dollars in excess of $8,000,000. No option may be repriced by amendment, substitution or cancellation and regrant, unless authorized by the shareholders. Adjustments as a result of stock splits and other events that adjust the number of Shares covered by the Plan, as explained below, will not be considered repricing.
Vesting.   Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and other awards shall have a minimum vesting or holding period of three years, provided, that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Compensation Committee, (ii) vesting may be accelerated or holding periods may be reduced as a result of death, disability, retirement, merger or sale, termination of employment or other extraordinary event, (iii) where awards are made within the time period contemplated by section 162(m) of the Code, at the election of the Committee the commencement of the vesting or holding period may relate back to the beginning of the fiscal year or other fiscal period, and (iv) awards to newly-hired eligible persons may have shorter vesting or holding periods designed to align the vesting or holding periods of those awards with the vesting and holding periods generally applicable to other similarly situated eligible persons. In the absence of any such event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.
Number of Shares.   A total of 31,215,000 Shares may be issued under the Plan. This includes 11,500,000 new Shares, approximately 10,400,000 Shares that remain available under the 2011 Plan and Shares if any that would have otherwise become available for grant under the terms of the 2011 Plan. As a result, as of March 14, 2016, approximately 21.9 million Shares would be available for issue under the Plan (approximately 11.7 million Shares as full value Shares). This number will be adjusted for stock splits, spin-offs, extraordinary cash dividends and similar events. The Shares may be newly issued Shares or Shares acquired by the Company. Awards made in the form of stock options and stock appreciation rights are counted against the share limit on a one-for-one basis. Awards made other than in stock options or stock appreciation rights are counted against the share limit on a 1.87 to-one-basis.
If all or any portion of the Shares otherwise subject to any grant under the Plan are not delivered for any reason including, but not limited to, the cancellation, expiration or termination of any option right or unit, the settlement of any award in cash, the forfeiture of any restricted stock, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, the equivalent number of Shares that was charged against the Plan limit upon grant of such Shares shall be available again for issuance under the Plan. The Plan provides that Shares issued upon the exercise of options or lapse of conditions on restricted shares or units that were converted to Company options or restricted shares as a result of a merger or other acquisition do not reduce the number of Shares available under the Plan. However, with respect to Shares issued under the Plan, Shares cash cancelled, surrendered or otherwise tendered to pay the option exercise price, for the payment of withholding taxes and Shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person will not again be available for awards under the Plan, and the determination of the number of Shares used in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based, and not just the number of Shares delivered upon settlement.
Forms of Awards.   Under the Plan, awards may be in the form of stock options (including incentive stock options), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights.
Stock options entitle the recipient to purchase a specified number of Shares upon payment of an exercise price. The exercise price cannot be less than the fair market value of the Shares on the date of grant. If the recipient ceases to be an employee of the Company, unvested options are forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company, and vested options typically have a limited period after termination of employment during which the recipient can exercise them.
Time-based restricted stock or restricted stock units are stock issued subject solely to the recipient’s remaining an employee of the Company. If the recipient ceases to be an employee of the Company prior to the assigned vesting period, the restricted stock or restricted stock unit is forfeited, subject to certain possible exceptions, such as death, disability, retirement or a change in control of the Company. Typically, the Compensation Committee issues restricted stock units that vest in equal annual installments over a four year period. No ordinary shares are issued under a restricted stock unit until it vests.
Performance shares are Shares issued subject to performance-based conditions or contingencies. Until the performance-based conditions or contingencies are satisfied or lapsed, the performance shares are subject to forfeiture. Such performance shares, like restricted shares, may also be subject to designated vesting periods. Typically, the Compensation Committee issues performance shares to senior executives that can be earned by the recipient only upon achievement by the Company of certain performance criteria. If the recipient ceases to be an employee of the Company prior to the satisfaction of the contingency or any applicable vesting period, the performance shares are forfeited, subject to certain possible exceptions such as death, disability, retirement or a change in control of the Company.
Performance Criteria.   Section 162(m) of the Code limits the amount of the deduction that a company may take on its U.S. federal tax return for compensation paid to any “covered employees” (generally, the individuals named below in the Summary Compensation Table). The limit is $1 million per covered employee per year, with certain exceptions. The deductibility limitation does not apply to “performance-based compensation,” if approved by the shareholders. Certain awards under the Plan may be designed to qualify as performance-based compensation, if shareholders approve the Plan and it otherwise is administered in compliance with Section 162(m). In order for such awards to be performance based, such as restricted stock units, they must be subject to performance criteria. The Plan provides for several different types of performance criteria upon which performance-based awards may be based: revenue; earnings; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; cash flow; net cash flow; return on equity; return on total capital; return on sales; return on assets; return on net assets; economic value added (or an equivalent metric); share price performance; shareholder return; expense levels; operating and other margins; and working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof; may be calculated on an aggregate or per share basis and either pre-tax or after-tax; and may be determined by attainment of a goal or level of improvement. Performance criteria may reflect absolute performance or a relative comparison of performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items and may be adjusted to reflect changes in accounting principles. In approving the Plan, shareholders will be approving these performance criteria, which are contained in the Plan.
Accounting.   The Company will incur an expense equal to the fair value of the award, which expense would be recognized over the vesting period or term of the award.
Relationship to Current Incentive Plans.   The Plan will not have any impact upon awards outstanding under our previous stock incentive plans and those awards will continue to be governed by the express terms and conditions of such plans and the written documents evidencing such awards.
New Plan Benefits.   Any future awards under the Plan will be made at the discretion of the Compensation Committee as described above. Consequently, we cannot determine, with respect to any particular person or group, the number or value of the awards that will be granted in the future pursuant to the Plan. However, the awards that have been made under the previous plans as of December 31, 2015, which would have been issued under the Plan had it been in effect, are reflected in the table above under Equity Compensation Plan Information.
United States Federal Income Taxes.   The following is a brief summary of certain of the United States federal income tax consequences relating to the Plan based on U.S. federal income tax laws currently in effect. This summary does not discuss tax consequences in any country other than the United States. This summary applies to the Plan as normally operated and is not intended to provide or supplement tax advice to employees, non-employee directors or any other participants under the Plan. This summary contains general statements based on current United States federal income tax statutes, regulations and guidance. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences or the effect, if any, of gift, estate and inheritance taxes. The Plan is not qualified under Section 401(a) of the Code.

Generally, under present U.S. federal tax laws, a grant of a stock option or a stock unit, a share of restricted stock or a performance share subject to the required risk of forfeiture under the Plan should create no tax consequences for a participant at the time of grant. Generally, we will be entitled to U.S. tax deductions at the time and to the extent that the participants recognize ordinary income in connection with the award. As discussed above, in some cases (generally other than options with exercise prices no lower than fair market value of the Shares on the date of grant and performance shares), we will not be entitled to this deduction to the extent the amount of such income, together with other compensation received by that covered person from us, exceeds $1,000,000 in any one year.
Upon exercise of an option, which is not an incentive stock option (“ISO”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), a participant will be taxed on the excess of the fair market value of the Shares on the date of exercise over the exercise price. A participant generally will have no taxable U.S. income upon exercising an ISO. If the participant does not dispose of Shares acquired pursuant to the exercise of an ISO within two years of the grant or one year of the exercise, any gain or loss realized on their subsequent disposition will be capital gain or loss, and we will not be entitled to a tax deduction. If such holding period requirements are not satisfied, the participant will generally realize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the Shares on the date of exercise (or, if less, the amount realized upon disposition) over the option price and we will be entitled to a tax deduction. Any remaining gain is taxed as long or short-term capital gain. The value of a stock unit at the time it converts to stock and the value of restricted stock or performance share at the time the restriction lapses or the conditions are fulfilled are taxed as ordinary income to the U.S. participant. In recent years, we typically have not issued options, including ISOs, as part of our equity compensation programs.
Inapplicability of ERISA.   Based upon current law and published interpretations, we do not believe that the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
The Board recommends that shareholders vote FOR the ordinary resolution to approve the adoption of the ARRIS International plc 2016 Stock Incentive Plan. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 5.

EXECUTIVE COMPENSATION
2015/2016 Key Matters
•
Announced the acquisition of Pace, which closed in January 2016 and formed a new joint venture with Charter Communications for the acquisition of ActiveVideo Networks in April 2015

•
Revenues in 2015 decreased approximately 9.9%, reflecting continued telco service provider growth challenges and the impact of the stronger U.S. dollar on many of our international customers. As a result, bonus payouts to our executive officers under our cash incentive plan were only approximately 18% of the target amount

•
“Say-on-pay” proposal received significant shareholder support (approximately 96%) at 2015 annual meeting of shareholders

•
No material changes made to compensation program for 2015, other than the acceleration of certain equity awards in connection with the Pace transaction.

Key Compensation Practices
Compensation Best Practices that We Follow
☑
Pay for Performance —
•
Approximately 85% of CEO’s target compensation is performance based, share-linked, or both, and approximately 65% of compensation is deferred over three or four years and is market-based

•
All annual incentive payouts and one-half of long-term equity awards are performance-based (which could result in 0 to 200% payout relative to target), and performance-based equity awards are tied to total shareholder return over a three-year period

☑	Conservative Employment Agreements — Maximum termination payout is two years, except for our Chief Executive Officer, for whom it is three years
☑	Stock Ownership Requirements — Meaningful stock ownership guidelines: 6x for the CEO, 2x to 3x for the remaining executive officers and 3x for the directors
☑	Minimal Perquisites — We provide only minimal perquisites to our executive officers
☑	Clawback Policy — We have a robust and long-standing claw-back policy
☑	Mitigate Undue Risk — We utilize defined maximum payouts for performance-based payouts in order to prevent out-sized payouts
☑
Independent Compensation Consulting Firm — The Compensation Committee has previously engaged, and has engaged again for 2016, an independent compensation consulting firm that provides no other services to the Company

☑	Annual Advisory Votes — We hold an annual advisory vote on the compensation paid to our named executive officers
Compensation Practices that We do not Follow
☒	No guaranteed bonuses for our executive officers
☒	No discounted stock awards, reloads or repricing without shareholder approval
☒	No hedging or pledging of shares permitted for our executive officers and directors
☒	No broad share recycling under our stock incentive plans

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
   Overview
This CD&A describes the major elements of our compensation program for the executive officers (the “named executive officers” or “NEOs”) included in the summary compensation table included elsewhere in this Proxy Statement. This CD&A also discusses the objectives, philosophy and decisions underlying the compensation of the NEOs. The CD&A should be read together with the executive compensation tables, including the summary compensation table, and related footnotes found later in this Proxy Statement.
Authority over compensation of the Company’s senior executives is within the province of the Compensation Committee. The Compensation Committee is composed entirely of independent directors, as determined under the applicable NASDAQ listing standards and Section 162(m) of the Internal Revenue Code. The Compensation Committee reviews and approves executive compensation programs and specific compensation arrangements for the executive officers. The Compensation Committee reports to the Board, and all compensation decisions with respect to the Chief Executive Officer are reviewed and approved by the whole Board, without participation by the Chief Executive Officer.
A comprehensive review and update to the compensation programs was done in 2013 and 2014 as a result of the company’s significant growth following the completion of the Motorola Home acquisition. Given the prior changes made and the Compensation Committee’s belief that the current design of the programs was effective in carrying out the company’s compensation objectives and philosophy, no significant changes were made to the compensation programs in 2015 other than the acceleration of certain equity awards in connection with the Pace transaction.
   Programs and Objectives and Reward Philosophy
Our Compensation Committee is guided by the key objectives and reward philosophies in the design and implementation of our executive compensation program described below. We generally target between the 50th and 75th percentile of our peer group for the cash based and equity compensation components, depending on, among other things, the responsibilities of the officer, his or her skill set and experience, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives, the officer’s ability to assume additional responsibility and his or her service time with the Company.
•
Competitive pay.   Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

•
Pay for performance.   Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•
Alignment with shareholders.   Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

The principal elements of our executive compensation program are:
•
base salary;

•
annual, performance-based cash incentives (“Bonus”);

•
annual long-term equity incentives;

•
the use of performance metrics in one-half of our long term equity incentives to align executive compensation with growing long-term shareholder value;

•
benefits and perquisites; and

•
change in control severance pay and other severance pay arrangements and practices.

The charts below reflect the targeted amount of each primary element of compensation for 2015 for the CEO and the other NEOs collectively, as a percentage of total targeted compensation. As reflected below, approximately 85% of the CEO’s targeted compensation, and approximately 77% of the targeted compensation for all other NEOs, is performance-based, share-linked, or both. For information on the amounts actually paid, see the discussion below and the Summary Compensation Table.
(1)
Based on grant date fair value. 50% of award is subject to performance-based vesting and the remaining 50% is time-based vesting and the charts reflect 100% payout for performance based awards.

(2)
Assumes 100% payout.

   Key Considerations
In applying these program objectives and reward philosophies, the Compensation Committee takes into account the key considerations discussed below.
Competitive Market Assessment.   We regularly, but not necessarily annually, conduct a competitive market assessment with an independent compensation consultant for each of the three primary elements of our executive compensation program. Longnecker & Associates, Inc. were engaged for this purpose in connection with the annual compensation decisions for senior executives for 2012, 2013 and 2014. Given that no significant changes were made in the compensation program, the Compensation Committee did not engage an independent compensation consultant to conduct a market assessment in 2015. However, as a result of the increase in the Company’s size as a result of the Pace acquisition, as well as the fact that a significant portion of our shareholders now reside outside the U.S., the Compensation Committee has engaged Longnecker & Associates, Inc. to serve as compensation consultant for the 2016 fiscal year and has requested Longnecker & Associates conduct a new market assessment.
In setting executive compensation levels, the Compensation Committee has historically reviewed market data from the following sources:
•
Peer Group Information.   The Compensation Committee considers information from the proxy statements of  “peer group” public companies, which is comprised primarily of communications infrastructure companies. The peer group, which was unchanged for 2015, was selected by the Compensation Committee based on prior input from Longnecker & Associates, Inc. For 2015, the peer group consisted of:

Amphenol Corporation	JDS Uniphase Corporation
Anixter International Inc.	Juniper Networks, Inc.
Brocade Communications Systems, Inc.	NCR Corporation
Ciena Corporation	Net App, Inc.
EchoStar Corp.	Pitney Bowes Inc.
F5 Networks, Inc.	Telephone & Data Systems Inc.
Frontier Communications Corp.	TW Telecom Inc.
Harris Corporation

As a result of the expected increase in the Company’s size as a result of the Pace acquisition and consolidations and similar activities amongst the companies included in the 2015 peer group, the Compensation Committee, based on input from Longnecker & Associates, approved changes to the peer group for 2016. For 2016, Brocade Communications Systems, Ciena Corporation, F5 Networks, TW Telecom and JDS Uniphase were removed from the peer group and were replaced by CommScope Holding Company, Motorola Solutions Inc., SanDisk Corporation, Seagate Technology PLC and Western Digital Corporation. The change in the peer group will not have any impact on previously issued performance share awards as those awards use the total shareholder return of the NASDAQ composite index, and not our peer group, for determining the applicable vesting level of the awards.
•
Survey Data.   Survey data from various sources may also be utilized, including the following:

•
Economic Research Institute Executive Compensation Assessor

•
Towers Watson Top Management Compensation

•
Mercer, Inc. US General Benchmark Survey

•
Kenexa CompAnalyst

•
World at Work Total Salary Increase Budget Survey

•
IPAS Global Technology Survey

The Compensation Committee did not review updated survey data in 2015 as a result of its decision not to make any significant changes to the compensation programs.
•
Information from an independent compensation consultant.   Our Compensation Committee also considers the recommendations and market data provided by Longnecker & Associates, the independent compensation consultant retained by the Compensation Committee. As noted above, Longnecker & Associates was not engaged for a market assessment in 2015, but has been engaged in connection with the 2016 fiscal year.

The primary use of this data is to inform and confirm that the compensation and benefit level decisions of the Compensation Committee are consistent with industry levels generally and the Compensation Committee goals described in this Proxy Statement.
Our Financial and Strategic Objectives.   Each year our management team develops an annual operating target plan or budget for the next fiscal year for review and approval by our Board of Directors. The Compensation Committee utilizes the financial plan in the development of compensation plans and performance goals for our NEOs for the next target year.
Considerations for Mr. Stanzione.   In setting the compensation arrangements for Mr. Stanzione, the primary factors considered by the Compensation Committee include:
•
An assessment of his skill set, experience and recent performance, as well as his performance over a sustained period of time (based on evaluations from the entire Board);

•
The financial and strategic results achieved by ARRIS for the last year relative to the pre-established objectives in our annual operating plan;

•
Strategic and operational factors critical to the long-term success of our business, including merger and acquisition activities and the integration of any acquired business;

•
The competitive market survey information described above; and

•
Guidance from the Compensation Committee’s independent compensation consultant, where applicable.

Considerations for Other Named Executive Officers.   The Compensation Committee considers the same factors in setting the compensation arrangements for each of the other NEOs as well as:
•
Mr. Stanzione’s assessment and recommendation of the NEO’s individual performance and contributions to our performance for the most recent year as well as the performance and contributions made over a sustained period of time (through both positive and negative business cycles); and

•
An evaluation of the skill set and experience of each NEO, including an assessment of how effective or unique the skill set is, how difficult it would be to replace and the relative importance of that particular skill set to the accomplishment of our business objectives and each named executive’s ability to assume additional responsibility.

   Additional Information and Considerations
Shareholder Input through Prior “Say-on-Pay” Votes.   We submit to shareholders, on an annual basis, a “say-on-pay” proposal that enables our shareholders to cast an advisory vote to approve the compensation of the NEOs as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in the Proxy Statement. While the results of the say-on-pay vote are not binding, the Compensation Committee considers the voting results on such proposal in making its determinations with respect to our compensation program. At the 2015 Annual Meeting of Shareholders, the say-on-pay proposal received significant shareholder support with approximately 96% of votes cast in favor of the proposal.
The Role of the Compensation Committee and Its Use of Advisors.   A summary of the role of the Compensation Committee is found under Board and Committee Matters in this Proxy Statement. For more information on the role and responsibilities of the Compensation Committee, we encourage you to review the Compensation Committee charter, which is available on our website at www.arris.com under the caption “Investors.” Annually, the Compensation Committee reviews the independence of each of its advisors and confirms that any executive compensation consultant used by the Committee is independent.
The Compensation Committee charter permits the Compensation Committee to engage independent outside advisors to assist the Compensation Committee in the fulfillment of its responsibilities. The Compensation Committee engages an independent executive compensation consultant for information, advice and counsel. Typically, the consultant assists the Compensation Committee by providing an independent review of:
•
Our executive compensation policies, practices and designs;

•
The mix of compensation established for our NEOs as compared to external benchmarks;

•
Identification of an appropriate peer group of companies to use for comparison;

•
Market trends, survey data and competitive and best practices in executive compensation; and

•
The specific compensation package for Mr. Stanzione and other NEOs.

In connection with the compensation decisions for senior executives made in 2012, 2013 and 2014, Longnecker & Associates was retained to review base salaries, annual incentives and long-term equity incentives. The selection of Longnecker & Associates was made directly by the Compensation Committee. For 2015, the Compensation Committee did not make significant changes to the executive compensation strategy and program and no increases in bases salaries of the senior executives were made for 2015. As a result, the Compensation Committee did not utilize the services of Longnecker & Associates or any other compensation consultants for general compensation consultation, although the Compensation Committee did engage Longnecker & Associates to assist the Committee in reviewing and evaluating alternatives for addressing the potential excise taxes that could be imposed on executive officers and directors as a result of the Pace acquisition, as described in more detail below.
The Role of Executive Management in the Process of Determining Executive Compensation.   Mr. Stanzione makes recommendations to the Compensation Committee regarding executive compensation decisions for the other NEOs. Vicki Brewster, our Senior Vice President, Human

Resources, is responsible for administering our executive compensation program. Dave Potts, our Chief Financial Officer, provides information and analysis on various aspects of our executive compensation plans, including financial analysis relevant to the process of establishing performance targets for our annual cash incentive plan and the cost of long-term equity incentive plans. Although members of our management team participate in the process of determining executive compensation, the Compensation Committee also meets in executive session without any members of the management team present and may also meet independently with the independent compensation consultant. The Compensation Committee makes the final determination of the executive compensation package provided to each of our NEOs subject, in the case of Mr. Stanzione, to full Board approval.
Equity awards are granted annually, generally between March and April depending on board meeting schedule, shareholder approval of new equity plans and other factors. The Compensation Committee believes that grant dates should occur as early as practicable after final budgets for the new year have been approved by the Board of Directors and after year-end results have been announced to the public. Equity grants, annual compensation adjustments, and incentive plan performance criteria, generally will be decided simultaneously, although they may be implemented at various times. (For example, base salary increases historically were effective April 1, while bonuses generally were paid earlier.) The exercise price for options and fair value for restricted stock is the closing price of the stock on the date of grant. As a result of the closing of the Pace acquisition in January 2016, the Compensation Committee has decided to delay decisions regarding any equity awards and base salary adjustments until at least July in order to allow additional time to consider the impact of the acquisition on these decisions.
Primary Compensation Elements
   Base Salaries
The annual base salary component of our compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program. A minimum base salary is included in the employment agreement with each of our executive officers and adjustments to that contractual minimum are typically considered annually. Changes in base salaries are made taking into consideration factors such as the relative levels of individual experience, performance, responsibility, and contribution to the results of the company’s operations. The 2015 base salary for each NEO is reported in the “Base Salary” column of the Summary Compensation Table appearing later in this Proxy Statement. No changes in base salary for the NEOs were made in 2015.
   Annual Cash Incentives
Annual cash bonuses are tied to Company performance. Annual bonus targets for senior executives have been established as a percentage of base pay including the annual raise, if any, in the relevant years. For 2015, Mr. Stanzione’s bonus target was 125% of base salary and the remaining NEO’s annual bonus targets were 80% of base salary, the same as the targets used in 2014. The maximum bonus payout for each of the NEOs is 200% of the annual bonus target.
The Compensation Committee seeks to establish variable pay in the form of annual cash bonus opportunity at approximately the 50th percentile market levels of our peer group based on the analysis described above. The Compensation Committee believes that the variable pay target should be set at this level and, to strongly align executive pay with the performance of the Company, the actual payout should range from 0% to 200%. The Compensation Committee believes that, based on the analysis and review of its independent compensation consultant done in 2014, the 2015 bonus targets for the NEOs are, in the aggregate, at approximately the 50th percentile.
Continuing the changes made in 2014, 100% of the annual incentives for the NEOs for 2015 were based on targeted financial performance objectives developed by management and approved by the Board of Directors. In reviewing the budget, the Board of Directors considers, in addition to the detailed budget as presented, expected capital expenditure trends in the broadband communications industry and the company’s market share and market share growth. For 2015, the bonus was based 50% on the budget target for adjusted direct operating income and 50% on the budget target for revenue, the same metrics used for

2014. No individually assigned objectives (“MBOs”) were considered in determining the amount of any bonus awarded to an NEO. Actual payouts depend on results relative to the established objectives as detailed in the table below with straight-line interpolation between levels.
Adjusted Direct Operating Income Component (50% of Total Bonus)		Revenue Component (50% of Total Bonus)
Percentage of Target Achieved	Payout Percentage	Percentage of Target Achieved	Payout Percentage
Below 80%	0%	Below 85%	0%
80%	25%	85%	25%
90%	50%	90%	50%
100%	100%	100%	100%
120% or greater	200%	110% or greater	200%
The 2015 target for consolidated adjusted direct operating income (50% of the bonus) that would yield 100% payment of this component of the financial performance portion of the targeted bonus for NEOs was $627 million. Actual adjusted direct operating income performance for 2015 was approximately 75% of the target performance, and, accordingly, there was no payment for this component of the financial performance portion of the bonus. The target revenue component of the financial performance target (50% of the bonus) for 2015 was based on a revenue target of  $5.5 billion. Actual 2015 performance was approximately $4.8 billion, which was approximately 87% of target and yielded a 36% payout for the revenue component. As a result, the combined financial performance yielded an 18% total bonus payout. The dollar amount of annual cash incentive bonus paid in 2015 to each of our NEOs is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table appearing later in this Proxy Statement.
In alignment with the Company’s strategy to strongly link pay to performance, historical bonus payouts have ranged from 0% to the maximum based on the Company’s performance against the criteria then in effect. In 2012 and 2013, payouts versus target for the financial components of the bonus (which represented 80% of the bonus target prior to the elimination of the MBO portion in 2014) were approximately 92% and 83% of target, respectively. In 2014, the Company achieved outstanding financial results, which resulted in the payment of the maximum bonus amounts. The volatile and challenging industry and market conditions in which we operate contributes to significant variations in annual performance against goals and incentive payout amounts against the target level of payout.
For 2016, the Compensation Committee has determined that annual bonus payouts for NEOs should again be based on the financial metrics described above, namely 50% on revenues and 50% on adjusted direct operating income.
The Compensation Committee has the authority to adjust bonuses, including additions to the bonuses earned (or pay bonuses when no bonus has been earned) under the bonus plan. The Committee may consider any of a number of elements such as individual performance, business unit performance, relative performance to competitors, strategic accomplishments, the level of work or sacrifice required in the relevant year, years of service with the company and other factors. The company does not have a formal policy for payments above the amounts established under the bonus plan. The Compensation Committee also may adjust the performance criteria if circumstances dictate (e.g., acquisitions, financings or other items that may not have been incorporated in the budget and therefore might require adjustment).
In March 2016, the Compensation Committee approved a one-time, special bonus to Mr. Margolis in the amount of  $100,000. Mr. Margolis is retiring from the Company effective April 15, 2016. As a result of his retirement, Mr. Margolis will not otherwise receive a bonus under the Company’s annual cash bonus incentive plan for 2016, notwithstanding that he worked for one quarter of the year. Given his service to the Company during this time, including his work in closing the Pace acquisition in January 2016 and his leadership of the integration efforts following the closing through his retirement, the Compensation Committee believed that the additional bonus was merited for Mr. Margolis. No other named executive officer received any additional bonus.

   Long-Term Equity Incentives
Annual Grants.   We make long-term equity incentive awards to our executive officers each year. The primary objectives of our equity incentive program are to:
•
Align the interests of our executive officers with the interests of our shareholders through stock awards which have multi-year vesting requirements and which provide a significant incentive for executives to focus on increasing long-term shareholder value;

•
Provide a total compensation package that is competitive based upon our assessment of the market data described earlier in this CD&A; and

•
Provide financial incentive to retain our executives over a multi-year period.

The long-term incentive compensation for NEOs in recent years has consisted of grants of restricted stock units with both time-based and performance-based vesting. Previously, long-term incentive compensation consisted predominantly of stock options. The company has used restricted stock units to reduce the share dilution associated with option grants since restricted stock unit awards use fewer shares than comparably valued stock option awards. Moreover, recent changes in accounting standards require that stock options, as well as restricted stock be expensed. Prior to these changes, the Company, like most companies, utilized primarily stock options to take advantage of the then available favorable accounting treatment for stock options. The Company has used restricted stock units instead of stock options also to maintain retention incentive even in challenging periods when our stock price may have been depressed. Under the terms of our restricted stock unit awards, the recipient is not entitled to vote the shares underlying the award, or to receive dividends, if any are declared, until the restricted stock unit vests and shares are issued in settlement of the award.
The Compensation Committee establishes an aggregate value for equity grants for Company-wide distribution focusing on cost to be reflected in the Company’s financial statements, the annual grant level as a percent of shares outstanding and using the dollar value of the aggregate grants as a percentage of the company’s total market capitalization, and factors in the advice of its executive compensation consultant. A value expressed in dollars was allocated to the NEOs based on the survey data used for 2014 concerning long term incentive values for senior executives in comparable positions and the level of expense and dilution the Compensation Committee deemed appropriate. The value was awarded in shares of restricted stock.
One-half of the restricted stock units awarded to the NEOs since 2008 have utilized performance vesting. The remaining restricted stock unit awards vest equally over a four year period.
The performance criteria used for performance-based vesting awards compares the Company’s total shareholder return (“TSR”) to the shareholder return of the NASDAQ composite over a three year period (the “TSR measurement”) beginning with the calendar year of grant. The TSR measurement allows for payment from 0% and 200% based on underperforming, meeting or exceeding the NASDAQ composite three year return as set forth in the following table, with straight-line interpolation between levels.
Number of Percentage Points by which the Company’s TSR Outperforms/Underperforms the NASDAQ Composite Over the Measurement Period	Percentage of Performance Shares Earned
More than 25 pts. below the Composite	0%
25 pts. below the Composite	50%
Equal to the Composite	100%
25 pts. or more above the Composite	200%
For the performance-based restricted stock units granted in 2013, the TSR measurement period was scheduled to end on December 31, 2015. Over that period, the Company’s total shareholder return (approximately 101%) outperformed the NASDAQ composite over the same period (approximately 66.5%) by approximately 35 points, which would have resulted in the 2013 performance-based restricted stock units vesting at the 200% level on January 31, 2015. As described below, the vesting of these awards was accelerated to December 24, 2015 in connection with the pending closing of the Pace transaction. The 2014 and 2015 performance share grants will vest on January 31, 2017 and 2018, respectively.

The specific numbers of restricted stock that were granted to each of our NEOs in 2015 are set forth on the table entitled Grants of Plan-Based Awards in the executive compensation tables found later in this Proxy Statement.
Acceleration of Equity Awards in Connection with the Pace Transaction.   As described in the proxy statement circulated in October 2015 (the “Pace Transaction Proxy Statement”) to our shareholders in connection with approval of matters related to the Pace acquisition, Section 4985 of the Code imposes a 15% excise tax on the value of certain equity compensation held by our executive officers and directors if they hold that compensation at any time during the period commencing six months before and ending six months after the closing of the transaction. The excise tax would be payable on the time-based and performance-based restricted stock units held by the NEOs and the stock units held by the directors, if it is ultimately determined that the transaction was taxable to ARRIS shareholders and Section 367(a) of the Code applies. A final determination on whether or not the transaction was taxable to shareholders cannot be made until after the end of 2016 as it requires a determination of our accumulated earnings and profits (for U.S. federal income tax purposes), through the taxable year 2016.
The Compensation Committee held several meetings to consider the excise tax issue. As part of its analysis, the Compensation Committee was advised in this process by Longnecker & Associates, as well as by independent legal counsel. Under the current understanding of Section 4985 of the Code, they advised the Compensation Committee that there were four viable alternatives with respect to the treatment of the excise tax payable by the executive officers and directors:
•
Reimburse the executive officers and directors for the amount of the excise tax and for any additional taxes attributable to reimbursement, which we refer to as a “tax equalization payment.”

 —
This was the most expensive alternative, but would have the benefit of ensuring that 100% of the incentive and retention aspects of the equity awards remain in place.

•
Accelerate the vesting for some or all of the outstanding awards so as to reduce the value of the equity compensation subject to the excise tax and reimburse the excise tax and additional taxes attributable to reimbursement for any awards that are not accelerated.

 —
This would reduce the cash payable by the Company, but also potentially would reduce the incentive and retention value of the awards. In addition, depending on what vesting rate was used for the acceleration of the performance-based restricted stock units, it could result in the executive officers receiving more (or fewer) shares than he or she otherwise would receive based upon the ultimate actual performance.

•
Convert outstanding awards into cash-based awards not tied to the performance of our stock, which would, depending upon the timing of the closing of the Pace transaction, eliminate those new awards from the applicability of the excise tax.

 —
This would eliminate any cash required for payment of the excise tax, but would still require the Company to make significant cash payments at the time of vesting and would not eliminate the excise tax if the transaction closed within six months of the conversion of the awards.

•
Take no action at all.

 —
While there would be no cash cost to the Company, this alternative would result in the executive officers and directors not receiving the intended compensation benefits of the awards as a result of the imposition of an excise tax that was not contemplated when the awards were issued.

Based upon the advice of its independent advisers, as well as reports from management, as described in more detail in the Pace Transaction Proxy Statement, the Compensation Committee determined, among other things, that:
•
The reimbursement of the excise and the additional taxes attributable to reimbursement would place the executive officers and directors in the same position as the Company’s other shareholders. Since the Pace transaction was being pursued for the benefit of all shareholders, the

Compensation Committee determined that the executive officers should not be financially penalized, relative to shareholders in general, for either their efforts to complete the Pace transaction or their mere status as individuals covered by Section 4985 of the Code.
•
As a matter of prudent business practice, the Company has an obligation to deliver to its executive officers a “net amount” of compensation consistent with the amount previously committed to deliver in the absence of the imposition of the excise tax. Permitting the imposition of the excise tax without reimbursement (or some other action that would protect these individuals from its cost) would be inconsistent with the Company’s fundamental obligations to the impacted individuals and its compensation philosophy as outlined above.

•
The continued service of the executive officers is important to the Company and its shareholders. Absent some action on the part of the Company, these critical employees could be financially damaged from the imposition of the excise tax, which could affect their loyalty to the Company, and might create an incentive for them to leave.

•
As required by the SEC, other companies in similar situations have submitted for non-binding consideration by their shareholders the analogous compensation to be received by their named executive officers as a result of their transactions. Stockholders have voted in favor of that similar compensation in each instance.

For the reasons outlined above, the Compensation Committee concluded that it would be inappropriate to take no action. It also concluded that converting the awards into cash-based awards was not appropriate given the cash cost to the Company associated with the ultimate payment of the awards and the fact that it would not provide the intended benefit if the Pace transaction closed within six months of the time the Committee took action, which was anticipated at the time and ultimately occurred with the closing occurring in January 2016 (in which event the excise tax still would be payable, notwithstanding the conversion of the awards). The Compensation Committee concluded that, with respect to the executive officers, a mix of acceleration of vesting and reimbursement of excise tax and other taxes was appropriate as it provided a good balance between reducing the cash costs payable by the Company and maintaining a significant portion of the outstanding equity awards for both long-term incentive and retention purposes. Therefore, the Compensation Committee then considered what portion of the awards should be accelerated.
The Compensation Committee considered the nature of the different outstanding awards, which, as described above, included time-based restricted stock units that vest in equal installments over four years and performance-based restricted stock units that vest at the end of a three-year period. The Compensation Committee noted that one-fourth of each original award of time-based restricted stock units would vest in 2016, and the performance-based restricted stock units tied to the three-year performance period ending December 31, 2015, also would vest in 2016. The table below sets forth for each NEO the total number of shares, as of the time of the Committee’s decision, scheduled to vest in 2016 and in years beyond 2016.
Executive Officer	Shares Subject to Vesting in 2016(1)	Shares Subject to Vesting Beyond 2016(1)	% of Total Shares Subject to Vesting Beyond 2016
Bob Stanzione	329,418	471,612	59%
David Potts	102,627	150,971	60%
Bruce McClelland	92,845	133,636	59%
Larry Margolis	87,701	127,635	59%
Larry Robinson	67,207	117,424	64%
(1)
Includes all time-based restricted stock units and assumes that all outstanding performance-based restricted stock units vest at the 200% level.

With respect to the time-based restricted stock units scheduled to vest in 2016, the Compensation Committee concluded that the retention and incentive value of those shares, was not, at the current time, meaningful, particularly given that a significant number of other time-based restricted shares would vest for each executive officer in subsequent years and there was a relatively short amount of time between the expected closing of the Pace transaction and the scheduled vesting of such awards. Similarly, it reviewed the likelihood of the vesting of the performance-based restricted stock units scheduled to vest in 2016. As described above, these shares can vest at a level anywhere from 0% to 200% of the target amount awarded. The Compensation Committee recognized that the Company’s stock price at the time was substantially higher than the level needed to fully vest these shares at the 200% level, and that the likelihood that share price would decline in value by December 31, 2015, to the degree that these shares would not vest at the 200% level, was very low. Accordingly, in considering what, if any, action to take, the Compensation Committee concluded that, as with the time-based restricted stock units scheduled to vest in 2016, the retention and incentive value of these shares was not, at the current time, significant. In connection with this determination, management confirmed that it did not believe that accelerating the vesting of awards that otherwise would vest in 2016 would increase the likelihood of any of the executive officers, including the NEOs, deciding to leave the Company following the Pace transaction. The Compensation Committee also considered the non-cash compensation expense associated with accelerating the awards scheduled to vest in 2016 given the short remaining life of such awards (before they otherwise would vest in 2016) and the fact that a large portion of the cost of the awards already has been expensed.
The employment agreements with the executive officers provide that an officer age 62 or more, with at least ten years of service with the Company, continues to vest in his or her equity-based compensation following resignation or retirement. As a consequence, the retention value of awards held by officers over age 62 is not nearly as significant as it is for younger executive officers because they will still receive the shares even if they retire prior to their vesting. Of the current executive officers, only Messrs. Stanzione and Margolis were over the age of 62 and had ten years of service at the time the Compensation Committee made its decision. As a result, the Compensation Committee separately considered whether or not to accelerate all of the equity-based awards held by these individuals as a way to further reduce the amount of any tax equalization payment that may be required to be made by the Company as a result of the excise tax. The Compensation Committee also considered that awards to this group of executive officers are expensed over a single year, thereby reducing the non-cash compensation expense attendant to acceleration.
In reviewing the retention value of the equity awards held by Messrs. Stanzione and Margolis, the Compensation Committee again distinguished between time-based restricted stock units and performance-based restricted stock units. The Compensation Committee did not approve (or, in the case of Mr. Stanzione, recommend the full ARRIS Board approve) acceleration of the performance-based restricted stock units scheduled to vest in 2017 and 2018 because they wanted to retain the alignment that those performance-based vesting awards provide with the interests of shareholders. While they believed that the acceleration of the vesting of these awards would not have any impact on the ultimate actions by these two long-time officers, they determined that distinguishing between the time-based restricted stock units and the performance-based restricted stock units was appropriate. First, the performance-based awards were designed to tie the executive officers’ compensation to the performance of the Company and thereby benefit investors. The Compensation Committee was reluctant to terminate this relationship. Second, while the Compensation Committee considered the performance of the Company’s share price over the portion of the performance period to date and the likelihood that the performance-based restricted stock unit awards would vest in 2017 and 2018, there was greater uncertainty regarding the level of vesting than with respect to the awards scheduled to vest in 2016 given that a significant portion of the three-year performance period remained for these two sets of performance-based awards. Given such uncertainty, the Compensation Committee was reluctant to estimate the percentage at which the performance-based awards would ultimately vest in 2017 and 2018. The Compensation Committee also determined that while it could further reduce the reimbursement of any excise tax and other related taxes were it to accelerate all of Messrs. Stanzione’s and Margolis’ awards, it would not be in the best interests of the Company’s shareholders.
Based upon the factors and analysis discussed above and in the Pace Transaction Proxy Statement, the Compensation Committee approved (or recommended that the full ARRIS Board approve in the case of Mr. Stanzione) the following:
•
For all executive officers, including the NEOs, the acceleration of the vesting of the awards that otherwise were scheduled to vest in 2016 to a date prior to the closing of the Combination (rather than making a tax equalization payment with respect to these awards). Based on a share price of $37.50, which was the Company’s 52-week high at the time and represented the maximum amount of excise tax payable, this acceleration would reduce the aggregate tax equalization payments by approximately $12.3 million.
•
For Messrs. Stanzione and Margolis, the additional acceleration of their time-based restricted stock units that otherwise would vest in 2017, 2018 and 2019 to a date prior to the closing of the Combination (rather than making a tax equalization payment with respect to these awards). This acceleration would further reduce the aggregate tax equalization payments by an additional $3.0 million.

Following the Company’s announcement that the Pace transaction was expected to close on January 4, 2016, the Compensation Committee, upon the advice of its independent advisors, set December 24, 2015 as the date for the acceleration of the awards in order to ensure that such awards would not be captured by the provisions of Section 4985 of the Code. The accelerated awards are included in the Options Exercised Stock Vested 2015 table included below in this Proxy Statement
For all executive officers, including the NEOs, the Compensation Committee approved (or recommended that the full Board approve in the case of Mr. Stanzione) the payment by the Company of a tax equalization payment in the amount of the excise tax payable with respect to the equity compensation that remained unvested as of the closing of the Pace transaction and any additional taxes payable by the executive officers as a result of reimbursement. Based on the closing price of the Company’s stock immediately prior to the effective time of the Pace transaction, the best available estimate of the shareholders’ tax basis in their ARRIS shares, and the best available estimate of the Company’s accumulated earnings and profits (for U.S. federal income tax purposes), through the taxable year 2016, the Company’s initial analysis indicates that the Pace transaction will not be taxable to the ARRIS shareholders and, therefore, no excise tax will be payable by the directors and executive officers. As a result, no tax equalization payments have been made to date to the executive officers or directors. However, as noted above, a final determination as to the taxable nature cannot be made until after the end of 2016, and, therefore, the Company may still make the tax equalization payments if it determines the executive officers and directors are subject to payment of the excise tax.
The acceleration of the equity awards and potential payment of the tax equalization payments were subject to a say-on-pay vote at the special meeting of shareholders held in October 2015. At that meeting, the say-on-pay proposal regarding the acceleration and possible payments received significant shareholder support with approximately 96% of votes cast in favor of the proposal.
   Risk Considerations
The Compensation Committee’s approach to compensation beyond base salary focuses heavily on company-wide and long-term performance. For instance, for 2015, 100% of the incentives underlying annual cash bonuses payable to the NEOs were tied to company performance, in particular consolidated adjusted direct operating income and consolidated revenue. Since these metrics have a company-wide focus, the Compensation Committee does not believe that it generally incentivizes high risk behavior by members of our management team in the same way, or to the extent, that annual bonuses based upon narrowly focused individual performance might. Similarly, the Company’s equity awards consist of restricted stock units with four-year time-based vesting and, for senior executives, performance-based restricted stock units that vest based upon a three year total shareholder return measurement. The performance of both compensation elements generally reflects the overall market performance of the Company’s stock over a substantial period of time. The Compensation Committee does not believe that this structure of equity awards incentivizes high risk behavior. Moreover, the level of compensation and awards, although highly competitive, are not believed to be large enough to induce high risk behavior or to distort the application of normal mature business judgment. Our compensation schemes are designed to be in place over several years and the Compensation Committee believes they are designed to reward sustained long term profitable growth of the Company. As a result, the Compensation Committee does not believe that the Company’s compensation programs for senior management are likely to lead to management’s taking on more risks than are appropriate from a sound business judgment perspective.

   Executive Stock Ownership Guidelines; Prohibition on Hedging and Pledging
The Company’s Share Ownership Guidelines require each senior executive to own shares having a value equal to a multiple of the senior executive’s annual base salary. The multiple is six times base salary for Mr. Stanzione; three times base salary for Messrs. Margolis and Potts; and two times base salary for Messrs. McClelland and Robinson. Each officer has five years to meet the guideline, and generally must retain one-half of the restricted shares, after tax, that vest. The five year period to meet the guideline also applies to changes in the required number of shares due to changes in the share price or applicable base salary. The Compensation Committee reviews compliance with the guideline annually. As of December 31, 2015 all senior executives met the guideline or were on track to reach compliance within the five year period.
Under the terms of the Company’s insider trading policy, all officers, including the NEOs, and directors are prohibited from (1) hedging any of the Company’s equity securities (which include the Company’s ordinary shares and options or other securities exercisable for, convertible into, settled in or measured by reference to, any other equity security) or (2) pledging a significant number of the Company’s equity securities. For purposes of the policy, “hedging” includes any instrument or transaction, including put options, swaps and forward-sales contracts, through which the officer or director offsets or reduces exposure to the risk of price fluctuations in the corresponding equity security. With respect to the pledging prohibition, the amount of equity securities that is considered “significant” is the lesser of 1% of the Company’s outstanding shares and 50% of the equity securities held by the applicable officer or director.
   Accounting, Tax and Financial Considerations
The Compensation Committee carefully considers the accounting, tax and financial consequences of the executive compensation and benefit programs implemented by us. These were important considerations in connection with the design of the following compensation programs:
•
Our 2011 Stock Incentive Plan (“SIP”) and annual cash incentive plan (“AIP”) were designed to generally allow for tax-deductibility of performance-based stock awards, stock options, and annual cash incentive awards, under Section 162(m) of the Code. The AIP and the issuance of grants and awards under the SIP are topics discussed in greater detail elsewhere in this CD&A.

•
We have taken steps to ensure that our supplemental retirement plans and executive employment agreements, including change in control provisions, comply with the regulations on non-qualified deferred compensation under Section 409A of the Code.

•
Since 2008, all equity awards have been made in the form of restricted stock units with one-half of the awards granted to senior executives in the form of performance-based restricted share units. Given the continuing trend in favor of using restricted stock and restricted stock units instead of stock options, it is anticipated that future long-term equity awards will continue to be in the form of restricted shares (including performance share units for senior executives) and not stock options. The timing and amount of expense recorded for each of these various forms of equity awards will vary depending on the requirement of stock-based compensation accounting. The use of these various forms of long-term equity compensation awards for each of our NEOs is discussed in greater detail elsewhere in this CD&A.

•
The Company has a long-standing “clawback policy” that enables the Company to recoup compensation paid to certain executives if that compensation was based on (i) financial results or operating metrics satisfied as a result of fraudulent or illegal conduct of the executive, or (ii) intentional misconduct that materially contributes to improper or incorrect financial data. The policy is discussed more fully below.

   Clawback Policy
In February 2009, the Board of Directors adopted the Executive Compensation Adjustment and Recovery Policy. This policy is a so-called “clawback policy” that enables the Company to recoup compensation paid to any president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, or any other officer routinely performing corresponding functions with respect to the Company when such compensation was based on financial results or operating metrics that were satisfied as the result of a fraudulent or illegal conduct of any of the officers. The Board of Directors is entitled to recover compensation when it concludes that it is attributable to such officers’ conduct and would not have been awarded had such financial results or operating metrics not been satisfied. In addition, if an officer engaged in intentional misconduct that contributed in any material respect to the improper accounting or incorrect financial data, the Board of Directors may seek to recoup any profits realized from the officer’s sale of securities of the Company during or subsequent to the impacted accounting period. A copy of the Policy is available at www.arris.com under the caption Investor Relations.
   Employment Contracts and Termination of Employment and Change-in-Control Arrangements
The employment agreements with the NEOs generally are one year agreements and automatically renew until normal retirement at age 65, define initial salary and target bonus percent, general employment benefits and business expense reimbursements. The agreements contain one year non-competition, non-solicitation and non-disclosures of trade secret provisions. Under the agreements, the outstanding equity awards of executives terminating their employment who are 62 years old or older with ten or more years of experience will continue to vest and remain outstanding for their original term (notwithstanding such termination) provided they continue to comply with the non-competition and trade secret protection provisions of the agreements. The agreements also reflect the Rabbi Trust and funding elements described below under Pension Benefits with respect to the Company’s non-qualified defined benefit plan and the SERP of Mr. Stanzione. Since both Mr. Stanzione and Mr. Margolis are 65 or older, their agreements are terminable on 12 months’ notice. Also, Mr. Stanzione’s agreement contains various terms related to his SERP that are described under Pension Benefits below.
The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each NEO assuming a change in control or termination event had occurred on December 31, 2015. Mr. Margolis is retiring from the Company effective April 15, 2016 and, as a result, is not included in the table below. No special amounts will be paid to Mr. Margolis upon his retirement, but, as described above, because Mr. Margolis will be over 62 years old with more than ten years of experience with the Company, his outstanding equity awards at the time of his retirement will continue to vest. The outstanding equity awards are reflected under the Outstanding Equity Awards at 2015 Fiscal Year-End table.
	Duration(1)	Salary Benefit	Bonus(9)	Benefits	Accelerate Equity(10)	Total
Robert J. Stanzione
Change in Control or Without “Good Cause”	3 years	$3,000,000	$4,149,296(6)	$81,675	$16,833,272	$24,064,243
David B. Potts
Death(2)	3 months	$132,501	$—	$—	$—	$132,501
Disability(3)	6 months	$265,001	$—	$9,474	$—	$274,475
Without “Good Cause”(4)	2 years	$1,060,004	$848,003(7)	$37,897	$4,615,153	$6,561,057
Change in Control(5)	2 years	$1,060,004	$1,154,674(8)	$37,897	$4,615,153	$6,867,728
Bruce McClelland
Death(2)	3 months	$120,003	$—	$—	$—	$120,003
Disability(3)	6 months	$240,005	$—	$9,428	$—	$249,433
Without “Good Cause”(4)	1 year	$480,010	$384,008(7)	$18,857	$4,085,100	$4,967,974
Change in Control(5)	1 year	$480,010	$530,944(8)	$18,857	$4,085,100	$5,114,910
Lawrence Robinson
Death(2)	3 months	$120,003	$—	$—	$—	$120,003
Disability(3)	6 months	$240,005	$—	$11,523	$—	$251,528
Without “Good Cause”(4)	1 year	$480,010	$384,008(7)	$23,045	$3,589,621	$4,476,684
Change in Control(5)	1 year	$480,010	$504,815(8)	$23,045	$3,589,621	$4,597,491

(1)
Represents the termination period during which payments are made.

(2)
Three months of salary continuation paid to NEO’s estate.

(3)
Six months of salary and benefits continuation paid.

(4)
Continuation of salary, bonus and benefits for the duration period, plus accelerated equity vesting.

(5)
Most recent salary and average of prior 2 year bonuses times the severance duration period.

(6)
Average of highest three bonuses earned in previous five years.

(7)
Target bonus equal to 80% of annual base salary.

(8)
Average of two prior paid annual bonuses.

(9)
Does not include bonus earned in 2015 but not paid until 2016.

(10)
Applicable tax gross-up provision was triggered under the assumption of a change of control at December 31, 2015 for Mr. Stanzione. The column reflects $7,114,763 in estimated gross-up payments for Mr. Stanzione.

SUMMARY COMPENSATION TABLE
The summary compensation table below presents the “total compensation” earned by our NEOs during 2013, 2014 and 2015. This amount is not the actual compensation received by our NEOs. In addition to cash and other forms of compensation actually received, total compensation includes the amount of the annual change in actuarial present value of accumulated pension benefits that will not be paid, or begin to be paid, until retirement, and the calculated dollar amounts set forth in the “Stock Awards” column. The compensation expense included in the “Stock Awards” column likely will vary from the actual amounts ultimately realized by any NEO based on a number of factors, including the number of shares that ultimately vests, the timing of any sale of shares, and the price of our share. The actual value realized by our NEOs from share awards during 2015 is presented in the Option Exercises and Stock Vested table below. Details about the equity awards granted to our NEOs during 2015 can be found in the Grants of Plan-Based Awards table below.
Summary Compensation Table
Name and Principal Position	Year	Base Salary ($)(1)	Bonus ($)(2)	Equity-based Incentive Plan Compensation		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
				Stock Awards ($)(3)	Option Awards ($)
Robert J. Stanzione Chief Executive Officer, Chairman of the Board	2015	1,000,000	—	4,500,130	—	228,125	—	13,547	5,741,802
	2014	968,750	—	4,499,953	—	2,500,000	—	13,347	7,982,050
	2013	833,292	—	5,249,847	—	931,656	—	37,695	7,052,489
David B. Potts Executive Vice President and Chief Financial Officer	2015	530,002	—	1,399,911	—	77,380	(39,244)	29,423	1,997,472
	2014	517,501	—	1,399,961	—	848,026	216,067	27,110	3,008,665
	2013	458,375	—	1,866,583	—	306,648	(32,118)	22,752	2,622,240
Lawrence A. Margolis(7) Executive Vice President, Corporate Strategy & Administration	2015	500,002	100,000	1,100,096	—	73,000	212,860	47,971	2,033,929
	2014	490,001	—	1,300,121	—	800,032	830,589	31,355	3,452,098
	2013	443,333	—	1,513,028	—	293,871	162,056	22,025	2,434,314
Bruce McClelland President, Network & Cloud	2015	480,010	—	1,200,132	—	70,082	(12,943)	47,250	1,784,531
	2014	475,008	—	1,200,006	—	768,016	49,786	31,578	2,524,394
	2013	441,332	—	1,868,133	—	293,871	(12,410)	22,745	2,613,672
Lawrence Robinson(8) President, Customer Premises Equipment	2015	480,010	—	1,200,132	—	70,082	—	11,423	1,761,647
	2014	475,008	—	1,200,006	—	768,016	—	10,694	2,453,723
(1)
No base salary increases were made in 2015. Increases in 2015 compared to 2014 reflect full year of base salary in 2015 compared to 2014 when base salary was increased April 1 without retroactive effect.

(2)
The amounts shown in this column would relate to any discretionary bonus for each NEO that was outside of the amount listed under the “Non-Equity Incentive Plan Compensation” column.

(3)
The amounts represent the aggregate grant date fair value of awards, computed based on the number of awards granted and the fair value of the awards on the date of grant. The table reflects an estimated payout of 100% for performance share awards; if the maximum achievement of 200% is attained, additional awards of  $1,749,948, $2,249,976 and $2,250,065 will be granted to Mr. Stanzione, $506,267, $699,980 and $699,956 to Mr. Potts, $440,004, $650,061 and $550,048 to Mr. Margolis, $435,044, $600,003 and $600,066 to Mr. McClelland, with respect to the 2013, 2014 and 2015 grants, respectively, and additional awards of  $600,003 and $600,065 to Mr. Robinson for 2014 and 2015, respectively. The 2013 performance share grant was paid out at the maximum achievement of 200%. The values for awards from prior years were restated to reflect fair value on the grant date. Assumptions used in the fair value calculation of these awards are included in Note 17 of Notes to Consolidated Financial Statements in our 2015 Form 10-K.

(4)
For 2015, the amount reflects annual bonus earned for 2015 performance paid at 18% (there was no MBO portion). For 2014, the amount reflects annual bonus earned for 2014 performance paid at 200% (there was no MBO portion). For 2013, the amount reflects annual bonus earned for 2013 performance (paid in 2014). Amount reflects the financial portion of the bonus plan paid at 118% for the first quarter and 69% for the remainder of the year, while in the aggregate the MBO (or individually assigned objectives) portion was paid at approximately 100% for the whole year.

(5)
Changes in pension value reflects the aggregate annual change in the actuarial present value of accumulated pension benefits under the qualified and non-qualified defined benefit pension plans, which were frozen in 1999 and 2013, respectively. The increases for 2014 reflect a decrease in the discount rate assumption used from 4.50% to 3.75%, which resulted in a larger present value of the of the accumulated pension benefits. 2014 increases were also impacted by the adoption of recently completed actuarial studies that reflect longer life expectancies, which results in an increase in the total expected benefit payments to the applicable participants. The change in pension value does not include changes under any of the Company’s defined contribution plans because there is no above-market or preferential earnings provided under such plans. The change in pension value also does not include changes in Mr. Stanzione’s supplemental employee retirement plan, which was frozen at age 62. Increases or decreases in value since then have been based upon the investment results of independently managed investment vehicles selected by Mr. Stanzione from a menu of vehicles made available by the Company without any above market or preferential earnings being provided by the Company.

(6)
Included in all other compensation are matching contributions to the 401(k) savings plan and the non-qualified 401(k) wrap plan, and the incremental cost for supplemental life insurance coverage. The matching contribution to the 401(k) savings plan is $10,600 for each NEO, and the non-qualified 401(k) wrap plan reflects $18,000, $37,371 and $35,827 for Messrs. Potts, Margolis and McClelland respectively. The value of perquisites and other personal benefits was less than $10,000 in the aggregate for each NEO.

(7)
Mr. Margolis is retiring effective April 15, 2016.

(8)
Mr. Robinson became an NEO in 2014. As a result, information for 2013 is not provided.

Grants of Plan-Based Awards 2015
Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Share Awards: Number of Shares of Share or Units (#)(4)	Grant Date Fair Value of Award(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert J. Stanzione	3/30/2015	$312,500	$1,250,000	$2,500,000	38,688	77,375	154,750	77,375	$4,500,130
David B. Potts	3/30/2015	$106,000	$424,001	$848,002	12,035	24,070	48,140	24,070	$1,399,911
Lawrence A. Margolis	3/30/2015	$100,000	$400,001	$800,002	9,458	18,915	37,830	18,915	$1,100,096
Bruce McClelland	3/30/2015	$96,002	$384,008	$768,016	10,318	20,635	41,270	20,635	$1,200,132
Lawrence Robinson	3/30/2015	$96,002	$384,008	$768,016	10,318	20,635	41,270	20,635	$1,200,132
(1)
Grant date is the date the awards, in the form of restricted share and performance shares, were made.

(2)
The non-equity incentive awards reflect the Company’s annual bonus plan. The plan calls for the payment of 0% to 200% based upon the achievement of specified adjusted consolidated adjusted operating income and revenue levels for the Company in 2015. The plan would pay out $0 if actual results did not reach approximately the minimum threshold level of 80% of the targeted adjusted operating income level and 85% of the targeted revenue level for 2015. Overall bonus for the NEOs paid out at 18% of target bonuses. Bonus target payout levels are a percent of the 2015 base salary level; for Mr. Stanzione the percent is 125% of base salary and it is 80% of base salary for the other NEOs. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table. For additional discussion of 2015 bonus payments, see Compensation Disclosure and Analysis — Annual Cash Incentives.

(3)
The amounts shown under the Equity Incentive Plan Awards are the number of restricted stock units that were granted to each of the NEOs in 2015 that have performance-based vesting. The awards will be based on the three-year total shareholder return, and the final payout of these shares can range from 0% to 200% of the target award. These shares will vest on January 31, 2018. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

(4)
The amounts shown under All Other Share Awards reflect the number of restricted stock units granted to the NEOs on the grant date that have time-based vesting. These awards vest annually over four years; however, vesting of the tranche scheduled to vest in March 2016 was accelerated to December 2015 in connection with the Pace acquisition, as described above in the CD&A. The table reflects the full amounts of the awards even though the awards vest over four years and are subject to forfeiture prior to vesting except in certain cases. The amounts reflected herein are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Year End table.

(5)
Represents the value at $29.08 of the March 30, 2015 equity awards to the NEOs including the restricted shares described above in footnote four and the performance shares described above in footnote three (at 100%). All of these shares vest over three or four years as described above. The amounts reflected are duplicative of the amounts reflected in the Summary Compensation Table and the Outstanding Equity Awards at Fiscal Year End table.

Outstanding Equity Awards at 2015 Fiscal Year-End
The number of outstanding stock awards held by each NEO as of December 31, 2015 is set forth in the table below. As described above under Compensation Discussion and Analysis, the vesting of certain equity awards was accelerated in connection with the Pace acquisition. There were no outstanding options held by the named executive officers as of December 31, 2015.
	Stock awards
Name	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares Or Units of Stock Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares Or Units of Stock Not Vested ($)(2)
Robert J. Stanzione	—	—	154,750(1)(4)	4,730,708
	—	—	163,160(6)	4,987,801
David B. Potts	18,052(1)(3)	551,850	48,140(1)(4)	1,471,640
	12,690(5)	387,933	50,760(6)	1,551,733
	15,650(7)	478,421	—	—
	5,678(8)	173,576	—	—
Lawrence A. Margolis	—	—	37,830(1)(4)	1,156,463
	—	—	47,140(6)	1,441,070
Bruce McClelland	15,476(1)(3)	473,101	41,270(1)(4)	1,261,624
	10,877(5)	332,510	43,510(6)	1,330,101
	16,820(7)	514,187	—	—
	5,678(8)	173,576	—	—
Lawrence Robinson	15,476(1)(3)	473,101	41,270(1)(4)	1,261,624
	10,877(5)	332,510	43,510(6)	1,330,101
	6,290(7)	192,285	—	—
(1)
These shares are duplicative of the shares reflected in the Plan Based Awards table.

(2)
Reflect the value as calculated based on the closing price of the Company’s ordinary shares on December 31, 2015 of  $30.57 per share.

(3)
Restricted stock units subject to time-based vesting that were granted on March 30, 2015 and vest annually over four years beginning in 2016; however, as described in Compensation Discussion and Analysis, vesting of the first tranche was accelerated to December 2015 in connection with the Pace acquisition.

(4)
Restricted stock units with vesting subject to performance measures that were granted on March 30, 2015. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2018. Included in the table above is 200% of the target award.

(5)
Restricted stock units subject to time-based vesting that were granted on March 27, 2014 and vest annually over four years with the first vesting occurring on March 27, 2015.

(6)
Restricted stock units with vesting subject to performance measures that were granted on March 27, 2014. The final payout of these shares that are subject to performance measures can range from 0% to 200% of the target award, and will be based on the three-year TSR. These shares will vest on January 31, 2017. Included in the table above is 200% of the target award.

(7)
Restricted stock units subject to time-based vesting that were granted on July 12, 2013 and vest annually over four years with the first vesting occurring on July 12, 2014. These shares represent the additional annual grants made after the Motorola Home acquisition and a one-time special award made in connection with the freezing of the non-qualified pension plan and the completion of the Motorola Home acquisition.

(8)
Restricted stock units subject to time-based vesting that were granted on March 29, 2013 and vest annually over four years with the first vesting occurring on March 29, 2014.

Option Exercises and Stock Vested 2015
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)(1)
Robert J. Stanzione	—	—	770,564	$22,103,328
David B. Potts	—	—	213,911	$6,072,049
Lawrence A. Margolis	—	—	236,564	$6,732,090
Bruce McClelland	—	—	204,400	$5,795,001
Lawrence Robinson	—	—	108,617	$3,240,349
(1)
Amounts shown for each NEO represent the aggregate number of shares issuable upon vesting of restricted stock units granted in the previous years that vested during the calendar year. Vested shares may be held or sold by the executive in his discretion. The Company withholds taxes by retaining or cash cancelling an appropriate number of shares (equal to the value of the amount required to be withheld) that vest. The amounts shown above include the number of shares withheld for taxes. These amounts are not reflected in the Summary Compensation Table. Includes awards that were accelerated in December 2015 in connection with the Pace acquisition, as described above in the Compensation Discussion and Analysis.

   Executive Benefits and Perquisites
Our NEOs are eligible to participate in the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan.

No significant perquisites are provided to the named executive officers.
Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value Of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert J. Stanzione	Qualified Pension Plan	—	—	—
	Non Qualified Plan	43	12,212,443	—
David B. Potts	Qualified Pension Plan	—	—	—
	Non Qualified Plan	18	917,361	—
Lawrence A. Margolis	Qualified Pension Plan	18	713,153	—
	Non Qualified Plan	30	3,375,726	—
Bruce McClelland	Qualified Pension Plan	—	—	—
	Non Qualified Plan	6	159,422	—
Lawrence Robinson	Qualified Pension Plan	—	—	—
	Non Qualified Plan	—	—	—
The Company previously maintained qualified and non-qualified defined benefit pension plans. The qualified plan for the NEOs was frozen on December 31, 1999, and the non-qualified defined benefit plan was frozen on June 30, 2013. No further accrual of benefit under the plans has occurred since the plans were frozen. Neither Mr. Potts, Mr. McClelland nor Mr. Robinson participated in the qualified plan. The non-qualified plan is a mirror image of the qualified plan, but covers only earnings levels and payment levels that are or would be excluded under the qualified plan under applicable Internal Revenue Service regulations. Benefits under the plans are calculated based on the NEO’s base salary and annual bonus amounts. The benefit formula is the number of years of continuous service (up to a maximum of 30 years) times the sum of  (a) 0.65% of the individual’s “final annual compensation” up to the NEO’s social security covered compensation level, plus (b) 1.3% of the “final average salary” in excess of the NEO’s social security covered compensation level. The Social Security covered compensation level is the 35-year average of the taxable wage bases (for Social Security purposes) in effect prior to the participant’s Social Security normal retirement date. Final average salary is the average of the five highest consecutive years of compensation in the ten years preceding retirement. In calculating benefits under the non-qualified plan, it is assumed that the qualified plan remains in effect; that is, the amount of compensation that would have been covered under the qualified plan had it remained in effect is excluded from the non-qualified plan. The benefit is paid monthly on a single life annuity basis or, subject to discount, on a 50% joint and survivor annuity basis. Normal retirement under the plans is age 65, and benefits are discounted for early retirement, which is available at age 55. Messrs. Stanzione, Margolis and Potts are 67, 67 and 57 years of age, respectively, and thus could elect to retire and receive benefits immediately. The discount is calculated to be the actuarial equivalent of an age 65 retirement using an 8% discount factor. An actuarial adjustment under the plan also is made for deferred retirement. There is no lump sum payment option available, except for Mr. Stanzione (see below). Effective June 30, 2013, the Company froze benefit accruals under the non-qualified defined benefit plan as well as the addition of any new participants. Participants’ benefits will continue to be distributed in accordance with the provisions of the plan. A one-time grant of restricted shares was made, in part, to reflect the present value of the lost future accruals under the frozen plan and is reflected in the Summary Compensation Table for the applicable NEOs.
The Company has established a Rabbi Trust to hold funds set aside to meet the obligations under the non-qualified defined benefit plans. The Company intends to fully fund the Rabbi Trust such that the amount of the actuarial accrued liability under the non-qualified defined benefit plan as set forth in the Company’s financial statements will be set aside in a Rabbi Trust as the actuarial liability has been established. Amounts contributed to the Rabbi Trust remain the funds of the Company but can be used only to discharge obligations under the non-qualified plan, provided however, the funds in the trust remain subject to the claims of creditors in the event of a bankruptcy.
The Company maintains on Mr. Stanzione’s behalf a supplemental employee retirement plan (SERP), which is included in the information provided in the Pension Benefits table set forth above. Under the SERP, Mr. Stanzione’s non-qualified deferred benefit pension plan has various differences from the features described above, in particular a lump sum payment on termination. In addition, under the SERP, final average compensation is Mr. Stanzione’s actual annual salary at the time of his retirement plus the average of the three highest bonuses received in the five years preceding retirement. Years of continuous service are Mr. Stanzione’s actual service multiplied by three and are not limited to 30 years. The benefit calculation is otherwise the same as described above, although Mr. Stanzione’s benefit may not exceed 50% of his final average compensation. In the event of Mr. Stanzione’s termination of employment by the Company without cause, termination by him as a result of a material uncured breach of his employment agreement by the Company, or termination by him following a change of control and the diminution of his position, then Mr. Stanzione’s pension benefit cannot be lower than $33,333 per month. The Company has established a separate Rabbi Trust to hold funds equal to the Company’s obligations under the non-qualified defined benefit plan and SERP to Mr. Stanzione. Pursuant to Mr. Stanzione’s employment agreement, the Company fully funded those obligations by the date of Mr. Stanzione’s 62nd birthday. Mr. Stanzione’s defined benefit value at age 62 was frozen. Thereafter such funds are credited only with the benefit or losses of independently managed investment vehicles elected by Mr. Stanzione from a menu of vehicles made available by the Company.
The Company maintains a 401(k) defined contribution plan to which employees may contribute a portion of their salary and bonus compensation. The Company matches 100% of the first 3% of employee contributions of pay and matches 50% of the next 2% of employee contributions of pay, subject to the Internal Revenue Service maximum contribution (which was $18,000 during 2015). The NEOs participate in this plan and received the Company match, which could not exceed $10,600 for 2015.
In addition, in 2008, the Company established a non-qualified defined contribution retirement plan (the “401(k) Wrap”) that mirrors the 401(k) plan. The plan allows certain senior executives, including the NEOs, to contribute amounts in excess of the amounts allowed under applicable tax laws under the 401(k) plan. Tax law disallows contributions on income above $265,000 or contributions of more than $18,000. The Company will match employee contributions under the 401(k) Wrap in a manner analogous to the 401(k). Provided the employee contributes the maximum amount allowed under the 401(k), the Company will contribute to the 401(k) and 401(k) Wrap in the aggregate 100% on the first 3% of pay and 50% of the next 2% of pay, less the amount of employer matches made to the 401(k). The amounts of employee and employer contributions to the 401(k) Wrap are held in a Rabbi Trust. Funds held under the 401(k) and the 401(k) Wrap are invested in authorized and independently managed mutual funds and other vehicles that the employee elects from a menu of vehicles offered under the plans. The employee account receives the benefit or loss of the increases or decreases based only on such funds performance. The Company does not enhance or guarantee performance.
The Company previously maintained a non-qualified deferred compensation plan that enabled certain executives, including the NEOs, to defer amounts above the IRS maximum. This plan, and employee contributions and Company matches under it, were frozen in September 2004. No employee contributions or Company matching contributions have been made since that time under such plan. The accounts under this plan remain in existence, but the Company has never enhanced the earnings of the accounts, which earnings are determined by the actual earnings of investment vehicles selected by the employee.
The table below reflects the change in value of the NEO’s account under the Company’s Non-Qualified Deferred Compensation arrangements (both current and frozen) during calendar year 2015. The amounts shown reflect dividends and interest and appreciation (or depreciation) in investments whether or not realized. The change in value reflects the performance of any of several mutual funds which may be selected by the executive.

Non-Qualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert J. Stanzione
Frozen Plan	—	—	—	—	—
Active Plan	—	—	7,537	—	1,023,130
David B. Potts
Frozen Plan	—	—	—	—	—
Active Plan	10,600	15,887	(2,693)	—	166,042
Lawrence A. Margolis
Frozen Plan	—	—	15,276	—	545,041
Active Plan	39,001	20,955	(11,522)	—	378,100
Bruce McClelland
Frozen Plan	—	—	(2,491)	—	101,851
Active Plan	37,441	20,355	(4,419)	—	331,930
Lawrence Robinson
Frozen Plan	—	—	—	—	—
Active Plan	—	—	—	—	—
(1)
Excludes deferral of bonuses paid in 2015 with respect to the 2014 calendar year.

(2)
Represents the Company match made in 2015 for 2014 employee contributions.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management and, based on such review and discussion, the Compensation Committee recommends to the Board of Directors that it be included in this Proxy Statement.
Debora J. Wilson, Chairperson
Alex B. Best
Harry Bosco
Jeong Kim
Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report shall not be incorporated by reference into any such filings.

PROPOSAL 6
A NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
The Board of Directors is submitting a “Say on Pay” proposal for shareholder consideration. The proposal enables our shareholders to cast an advisory vote to approve the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables in this Proxy Statement. Shareholders previously voted to recommend a proposal that the frequency of these advisory votes be annual, and the Board has implemented that recommendation.
As discussed above under Compensation Discussion and Analysis section, the compensation paid to our named executive officers reflects the following principles of our compensation program:
•
Competitive pay.   Competitive compensation programs are required to attract and retain a high-performing executive team, particularly for a technology focused company.

•
Pay for performance.   Our compensation program must motivate our executive officers to drive ARRIS’ business and financial results and is designed to reward both near-term performance as well as sustainable performance over a longer period through equity compensation. The “at risk” portion of total compensation (i.e., the incentive programs under which the amount of compensation realized by the executive is not guaranteed, and increases with higher levels of performance) should be a significant component of an executive’s compensation.

•
Alignment with shareholders.   Our executives’ interests must be aligned with the interests of our shareholders. Our compensation program should motivate and reward our executives to drive performance which leads to the enhancement of long-term shareholder value.

The say-on-pay vote is an advisory vote only, and therefore, not binding on the Company or the Board of Directors. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future compensation decisions for our named executive officers.
The Board recommends that shareholders vote FOR the approval of the overall compensation of our named executive officers, as described in the Compensation Discussion and Analysis section in this Proxy Statement. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 6.

PROPOSAL 7
A NON-BINDING ADVISORY VOTE TO APPROVE THE REPORTS OF THE AUDITORS AND THE DIRECTORS AND THE U.K. STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2015 (IN ACCORDANCE WITH THE LEGAL REQUIREMENTS APPLICABLE
TO U.K. COMPANIES)
As a U.K. company, for each financial year the directors must present a directors’ report, audited accounts and an independent auditor’s report on the financial statements to shareholders at an Annual General Meeting of Shareholders. Those to be presented at the Annual Meeting are in respect of the year ended December 31, 2015 and will be delivered to the Registrar of Companies in the United Kingdom following the Annual Meeting. Copies of our U.K. statutory accounts, the U.K. statutory directors’ report, and the auditors’ report for the year ended December 31, 2015 have been included in our annual report to shareholders accompanying this Proxy Statement. The shareholders will be provided an opportunity to raise questions in relation to the accounts and reports at the Annual Meeting. The full accounts and reports of ARRIS International plc will be available for inspection prior to and during the Annual Meeting. The vote on this resolution is advisory and will not be binding on the Board.
The Board recommends that shareholders vote FOR the approval of the reports of the auditors and the directors and the accounts for 2015. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 7.
PROPOSAL 8
A SPECIAL RESOLUTION TO APPROVE AN AMENDMENT TO THE
ARTICLES OF ASSOCIATION
As a U.K. public company, our conduct of shareholders meetings is governed by the Companies Act and our Articles of Association. A special resolution is being proposed to amend the current Articles of Association of the Company in order to conform the Articles of Association to the customary record date practices for companies with their primary share listing on the NASDAQ or New York Stock Exchange, which is what a majority of our shareholders and the U.S. market, in general, are accustomed to. Under this amended provision, when convening a meeting the Company may specify a time, not more than sixty (60) days nor less than ten (10) days before the time of the meeting, by which a person must be entered on the register of members in order to have the right to attend or vote at the meeting.
The Board recommends that shareholders vote FOR the amendment of the Articles of Association. If no indication is given as to how you want your shares to be voted, the persons designated as proxies will vote the proxies received FOR Proposal 8.
The full text of the resolution is as follows:
That, with effect from the conclusion of the Annual General Meeting OF SHAREHOLDERS, the Articles of Association of the Company be amended by replacing Article 57 with the following new Article 57:
“For the purposes of determining which persons are entitled to attend or vote at a general meeting, and how many votes such persons may cast, the Company may specify in the notice convening the meeting a time, being not more than 60 days nor less than 10 days before the time fixed for the meeting, by which a person must be entered on the register in order to have the right to attend or vote at the meeting and changes to the register after the time specified by virtue of this Article 57 shall be disregarded in determining the rights of any person to attend or vote at the meeting.”

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s ordinary shares and other equity securities. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2015 all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The Company has adopted a written related person transaction policy that governs the review, approval or ratification of covered related person transactions. Our Audit Committee manages this policy. The policy generally provides that we may enter into a related person transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders.
Under the policy a “related party transaction” is one in which the Company is a participant and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•
any director or executive officer;

•
any nominee for election as a director;

•
any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities; or

•
any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

For purposes of the policy, a material interest in a transaction shall not be deemed to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a 10% economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
A transaction is deemed to involve the Company if it involves a vendor or partner of the Company or any of its subsidiaries and relates to the business relationship between the Company and any of its subsidiaries and that vendor or partner.
There have been no related party transactions since the beginning of the 2015 fiscal year nor are there any such transactions proposed.
SHAREHOLDER PROPOSALS
Proposals of shareholders intended to be presented at the 2017 Annual General Meeting of Shareholders must be received by the Company at its principal executive offices by [•], 2016, in order to be considered for inclusion in the Company’s Proxy Statement and proxy relating to the 2017 Annual General Meeting of Shareholders. Additionally, the proxy solicited by the Board of Directors for the 2017 Annual General Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting that is not included in the Company’s Proxy Statement and proxy relating to the 2017 Annual General Meeting of Shareholders unless the Company is provided written notice of such proposal no later than [•], 2017.

SHAREHOLDER AUDIT CONCERNS
Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish on a website a statement setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the Annual Meeting; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the previous meeting at which annual accounts and reports were laid in accordance with section 437 of the Companies Act. The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company’s auditor not later than the time when it makes the statement available on the website. The business that may be dealt with at the Annual Meeting includes any statement that the Company has been required to publish on a website under section 527 of the Companies Act.
CONCLUSION
The Board of Directors knows of no other matters to be presented for shareholder action at the 2016 Annual General Meeting of Shareholders. However, if other matters do properly come before the Annual Meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.
[•], 2016
BY ORDER OF THE BOARD OF DIRECTORS

Patrick Macken, Senior Vice President, General Counsel and Secretary

ANNEX A
ARRIS INTERNATIONAL PLC
2016 STOCK INCENTIVE PLAN
1.   PURPOSE AND EFFECTIVE DATE.   ARRIS International plc, registered in England & Wales with company number 09551763 (the “Company”) has established this 2016 Stock Incentive Plan (the “Plan”) to facilitate the retention and continued motivation of key employees and executive directors and to align more closely their interests with those of the Company and its stockholders. This Plan will be effective on the day it is approved by the Company’s stockholders (the “Effective Date”). No grants shall be made under this Plan subsequent to ten (10) years after the Effective Date. This Plan will have no impact on the Company’s existing stock incentive plans or the awards outstanding thereunder.
2.   ADMINISTRATION.   The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors or such other Board committee consisting solely of independent directors (as determined by the Board or a committee thereof) as the Board may designate (the “Committee”). The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it, shall be binding on all persons. The Committee may authorize one or more members of the Board, including the Chief Executive Officer if he is a member, to grant awards subject to such limitations as the Committee may impose. Under no event may such designee grant awards to a key employee or executive director who is required to file reports under Section 16 of the U.S. Securities Exchange Act of 1934 or is an “officer” for purposes of Section 162(m) of the U.S. Internal Revenue Code (the “Code”). No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.
3.   SHARES SUBJECT TO PLAN.   A total of 31,215,000 ordinary shares, or rights with respect to ordinary shares of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. In determining the number of Shares available for awards:
(a)
Grants of awards under the Plan will reduce the number of Shares available thereunder by the maximum number of Shares obtainable under such grants.

(b)
Awards of stock, stock units, restricted stock, performance shares and units, and dividend equivalent rights will reduce the number of shares that may be issued hereunder at the rate of 1.87 Shares per Share or interest granted.

(c)
The aggregate number of Shares with respect to which incentive stock options under Section 422 of the Code may be issued under the Plan shall not exceed 5,000,000.

(d)
If all or any portion of the Shares otherwise subject to an award under the Plan or any predecessor plan, including the 2011 Stock Incentive Plan, are not delivered or do not vest as a result of the cancellation, expiration or termination of any option, right or unit, the settlement of any award in cash, the forfeiture of any restricted stock or performance shares, or the repurchase of any Shares by the Company from a participant for the cost of the participant’s investment in the Shares, such number of Shares shall be available (again) for issuance under the Plan.

(e)
The Company, in its discretion, may withhold or cancel shares for the payment of withholding and other taxes, and such Shares, along with shares and other awards repurchased by the Company from a person using proceeds from the exercise of awards by that person, shall not be available for a future award, and the determination of the number of Shares issued in connection with stock-settled stock appreciation rights shall be based upon the number of Shares with respect to which the rights were based and not just the number of Shares delivered upon settlement.

(f)
Shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition shall not be counted against the Shares that may be issued under the Plan even though, at the election of the Committee, they otherwise may be subject to the Plan.

The number of Shares covered by or specified in the Plan and the number of Shares and the purchase price for Shares under any outstanding awards, may be adjusted proportionately by the Committee for any increase or decrease in the number of issued Shares or any change in the value of the Shares resulting from a subdivision or consolidation of Shares, reorganization, recapitalization, spin-off, payment of stock dividends on Shares, any other increase or decrease in the number of issued Shares made without receipt of consideration by the Company, or the payment of an extraordinary cash dividend. The Committee shall ensure that any adjustment that would have the effect of reducing the price of unissued Shares to less than the nominal value of a Share may only be made if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares exceeds the adjusted price per Share or, where required by any applicable law, using such mechanism involving a third party as the Committee considers necessary.
4.   ELIGIBILITY.   All key employees and directors employed by the Company and its subsidiaries within the meaning of section 1159 of the Companies Act 2006 are eligible to be selected to receive a grant under the Plan by the Committee. The Committee may condition eligibility under the Plan, and any grant or exercise of an award under the Plan, on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason. No person may be granted in any period of two consecutive calendar years, awards covering more than 1,600,000 Shares. The maximum amount to be granted to any one person pursuant to awards in any calendar year, denominated in dollars, shall not exceed $8,000,000.
5.    AWARDS.   The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of section 422 of the Code), stock grants, stock units, restricted stock, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such grant and the terms thereof, including any adjustments for reorganizations and dividends, subject to the following:
(a)
All awards granted under the Plan shall be evidenced by written documents in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b)
The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant, except options or stock appreciation rights being granted to replace options or rights not initially granted by the Company or its predecessors may be granted with exercise prices that in the judgment of the Committee result in options or rights having comparable value to the options or rights being replaced.

(c)
The maximum term on options and stock appreciation rights shall not exceed ten (10) years.

(d)
Options and stock appreciation rights shall vest over a minimum of three years (and shall vest no more quickly than ratably), and all other awards shall have a minimum vesting or holding period of three years, provided that (i) awards that are issued in connection with mergers and acquisitions may have vesting and holding periods that are the same as any awards that they are replacing or otherwise as deemed appropriate by the Committee, (ii) a vesting or holding period may be reduced as a result of death, disability, retirement, a merger or sale, termination of employment, change in control or other extraordinary event, (iii) where awards are made within the time period contemplated by section 162(m) of the Code, at the election of the Committee the commencement of the vesting or holding period may relate back to the beginning of the fiscal year or other fiscal period, and (iv) awards to newly-hired eligible persons may have shorter vesting or holding periods designed to align the vesting or holding periods of those awards with the vesting and holding periods generally applicable to other similarly situated eligible persons. In the absence of an extraordinary event, the vesting and holding restrictions applicable to an award shall not be reduced or otherwise waived.

(e)
Awards granted under this Plan shall not be transferred, assigned, pledged or hypothecated or otherwise transferred by the grantee except by will or the laws of descent and distribution to the extent permitted in the award itself.

(f)
No option may be repriced by amendment, substitution or cancellation and regrant unless authorized by the Company’s stockholders. Adjustments pursuant to Section 3 above shall not be considered repricing.

(g)
When issuing performance shares or units performance criteria may include: revenue; earnings; earnings before interest, taxes, depreciation and amortization (EBITDA); cash earnings (earnings before amortization of intangibles); operating income; cash flow; net cash flow; return on equity; return on total capital; return on sales; return on assets; return on net assets; economic value added (or an equivalent metric); share price performance; shareholder return; expense levels; operating and other margins; and working capital levels. Performance criteria may be related to a specific customer or group of customers or geographic region. Performance criteria may be measured solely on a corporate, subsidiary or division basis, or a combination thereof; may be calculated on an aggregate or per share basis and either pre-tax or after-tax; and may be determined by attainment of a goal or level of improvement. Performance criteria may reflect absolute performance or a relative comparison of performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude any extraordinary or nonrecurring items and may be adjusted to reflect changes in accounting principles.

(h)
Awards may be settled in cash, shares or deferred delivery, as authorized by the Committee.

(i)
Shares available under the Plan may be used as form of payment for compensation, grants or rights earned or due under other Company plans or arrangements.

5A.   LIMITATIONS ON AWARDS.   Notwithstanding the other provisions of the Plan:
(a)
Where shares are to be issued direct to a participant pursuant to an option or stock appreciation right, the exercise price shall not be less than the aggregate nominal value of such Shares.

(b)
Shares shall not be issued under the Plan directly to participants for less than the nominal value of a Share. Where Shares are to be issued and no amount is to be paid by a participant, where required by any applicable law, this may be done using such mechanism involving a third party as the Committee considers necessary or by the Company paying (or procuring payment of) a bonus to the participant in respect of the nominal value of each share and, with the participant’s agreement, using such amount to pay up nominal value or by capitalizing reserves in accordance with the Articles of Association.

(c)
Payment for Shares acquired pursuant to an Option shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in United States dollars (if appropriate, at such exchange rate as may be determined by the Committee), or by check or (2) by any other means approved by the Committee.

6.   AMENDMENT OF THE PLAN.   The Board of Directors or the Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever, provided that, without the approval of the stockholders of the Company, no such revision or amendment may increase the number of Shares subject to the Plan, change the provisions of Section 5 above, or expand those eligible for grants under the Plan.
7.   PRIOR PLANS.   As of the Effective Date no further awards shall be made under any of the Company’s prior stock incentive plans.
8.   RECOUPMENT.   Awards under the Plan shall be subject to any recoupment or clawback policy of the Company in effect on the date of award as well as any applicable law or regulation, including a stock exchange rule, providing for recoupment or clawback and any recoupment or clawback policy that the Company is required to implement as a result of any applicable law or regulation, including a stock exchange rule.
9.   GENERAL.   The laws of the State of Delaware shall apply to the Plan, except to the extent that matters that are the subject of the Companies Act 2006 and related laws shall be subject to such laws. Nothing herein shall restrict the Board from exercising the authority granted hereunder to the Committee or otherwise from exercising its fiduciary duties.

APPENDIX TO THE ARRIS INTERNATIONAL PLC STOCK INCENTIVE PLAN
(Sub-Plan for Non-Employees)
This Appendix constitutes the Sub Plan of the Arris International plc 2016 Stock Incentive Plan. The terms of the Sub-Plan shall be identical to the terms of the Arris International plc 2016 Stock Incentive Plan, as amended from time to time, except that active consultants and non-executive directors of the Company and its subsidiaries are eligible to be selected to receive a grant under the Plan by the Committee.

ARRIS®

IMPORTANT ANNUAL GENERAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 11, 2016.

Vote by Internet

- Go to **www.investorvote.com/ARRS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual General Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE FOR YOUR APPOINTMENT OF A PROXY TO BE VALID. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS IN ORDINARY RESOLUTIONS 1.01-1.09 AND "FOR" ORDINARY RESOLUTIONS 2-7 AND SPECIAL RESOLUTION 8.

1. Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Alex B. Best	☐	☐	☐	02 - J. Timothy Bryan	☐	☐	☐	03 - James A. Chiddix	☐	☐	☐
04 - Andrew T. Heller	☐	☐	☐	05 - Dr. Jeong H. Kim	☐	☐	☐	06 - Robert J. Stanzione	☐	☐	☐
07 - Doreen A. Toben	☐	☐	☐	08 - Debora J. Wilson	☐	☐	☐	09 - David A. Woodle	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Ratifying the retention of Ernst & Young LLP as the independent auditor;	☐	☐	☐	3. Ratifying the retention of Ernst & Young LLP as the U.K. statutory auditor;	☐	☐	☐
4. Authorize the U.K. statutory auditors' remuneration;	☐	☐	☐	5. Approve the ARRIS International plc 2016 Stock Incentive Plan;	☐	☐	☐
6. Approve the named executive officers' compensation;	☐	☐	☐	7. Approve the U.K. statutory accounts;	☐	☐	☐
8. Amend the Articles of Association.	☐	☐	☐				

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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ARRIS INTERNATIONAL PLC
3871 Lakefield Drive
Suwanee, GA 30024

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE FOR YOUR APPOINTMENT OF A PROXY TO BE VALID. ▼

Proxy — ARRIS INTERNATIONAL PLC

Notice of 2016 Annual General Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual General Meeting — MAY 11, 2016

The undersigned hereby appoints Patrick Macken and David Potts, and each of them, with power to act without the other and with power of substitution as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the ordinary shares of ARRIS International plc which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the company to be held May 11, 2016 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual General Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be signed on the reverse side.)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

The rules of the U.K. Companies Act 2006 and the U.S. Securities and Exchange Commission permits companies to send you a notice that proxy and other information is available on the Internet instead of mailing you materials. Check the box if you consent to receiving such proxy and other materials via the Internet. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.